Exhibit 10.2

BRIDGE CREDIT AGREEMENT

dated as of

May 30, 2023

among

VIASAT, INC.

as the Borrower,

The Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

CREDIT SUISSE LOAN FUNDING LLC,

MUFG BANK, LTD.,

TRUIST SECURITIES, INC.

and

CITIZENS BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Description of Senior Unsecured Exchange Notes
Exhibit C		Form of Subsidiary Guaranty
Exhibit D-1	—	Form of United States Tax Compliance Certificate 1 (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-2	—	Form of United States Tax Compliance Certificate 2 (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-3	—	Form of United States Tax Compliance Certificate 3 (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	—	Form of United States Tax Compliance Certificate 4 (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	—	Form of Note
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Prepayment Notice

-v-

BRIDGE CREDIT AGREEMENT

BRIDGE CREDIT AGREEMENT dated as of May 30, 2023 (this “Agreement”), among VIASAT, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“2025 Notes” means those 5.625% Senior Notes due 2025 issued by the Borrower in an aggregate principal amount of $700,000,000 pursuant to the 2025 Notes Documents.

“2025 Notes Documents” means the 2025 Notes Indenture and all supplemental indentures, other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the 2025 Notes have been issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2025 Notes Indenture” means the Indenture, dated as of September 21, 2017, among the Borrower and Wilmington Trust, National Association, as trustee, governing the 2025 Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2028 Notes” means those 6.500% Senior Notes due 2028 issued by the Borrower in an aggregate principal amount of $400,000,000 pursuant to the 2028 Notes Documents.

“2028 Notes Documents” means the 2028 Notes Indenture and all supplemental indentures, other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the 2028 Notes have been issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“2028 Notes Indenture” means the Indenture, dated as of June 24, 2020, among the Borrower and Wilmington Trust, National Association, as trustee, governing the 2028 Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABR” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.26161% (26.161 basis points); provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.26161; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Acceptable Commitment” has the meaning assigned to such term in Section 6.04(b).

“Accepting Lenders” has the meaning specified in Section 2.23(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset or property acquired by such specified Person.

The term “Acquired Indebtedness” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary or such assets or property are acquired, which Indebtedness of such Person will not be deemed to be Indebtedness of the Borrower or any Restricted Subsidiary.

“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness in the form of Other Term Loans or Other Term Commitments pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that each Additional Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Administrative Agent” means JPM, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning specified in Section 2.23(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, each Joint Lead Arranger, and any successors and assigns of the foregoing in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the NYFRB Rate or the shall be effective from and including the effective date of such change in the Prime Rate or the NYFRB Rate, respectively.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.18(a).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Rate” means, with respect to Initial Term Loans, a percentage per annum equal to (a) for the period commencing on the Effective Date through (but excluding) the three (3) month anniversary of the Effective Date, 4.75%, (b) for the period commencing on the three (3) month anniversary of the Effective Date through (but excluding) the six (6) month anniversary of the Effective Date, 5.25%, (c) for the period commencing on the six (6) month anniversary of the Effective Date through (but excluding) the nine (9) month anniversary of the Effective Date, 5.75% and (d) for the period commencing on the nine (9) month anniversary of the Effective Date through (but excluding) the Bridge Extension Date, 6.25%.

“Approved Bank” has the meaning assigned to such term in clause (4) of the definition of the term “Cash Equivalents”.

“Approved Foreign Bank” has the meaning assigned to such term in clause (15) of the definition of the term “Cash Equivalents”.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01 hereof or the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, used, surplus or worn out property, equipment or other assets, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property, equipment or other assets no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets (including Settlement Assets) in the ordinary course of business or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate and as reasonably determined by the Borrower in good faith);

(b) the disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions of Section 6.03 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05 hereof, or solely for the purposes of Section 2.10(c)(ii), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than or equal to the greater of $175,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis;

(e) any disposition (i) of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower or (ii) to the Borrower or a Restricted Subsidiary constituting debt forgiveness;

(f) dispositions of property or assets to the extent that (i) such property or assets are exchanged for credit against the purchase price of similar replacement property or assets or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property or assets;

(g) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h) dispositions of satellite capacity, bandwidth, beams, transponders or threads or other grants of rights of satellite use or of any other portion of a satellite in the ordinary course of business;

(i) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(j) [reserved];

(k) (i) any disposition of accounts receivable, any participations thereof, Receivables Assets or related assets, in connection with any Receivables Facility, in an aggregate principal amount not exceeding the greater of $142,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, (ii) dispositions or forgiveness of accounts receivable in connection with the collection, settlement or compromise thereof (including sales to factors or other third parties) or (iii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) any disposition in connection with a financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by the Borrower or any of the Restricted Subsidiaries after the Effective Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by this Agreement;

(m) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n) the unwinding or voluntary termination of any Hedging Obligations;

(o) any disposition in connection with the Inmarsat Transactions;

(p) dispositions of any property or assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment not prohibited by this Agreement, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to the applicable joint venture agreement, stockholders agreement, partnership agreement or similar agreements or arrangements;

(r) failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the Borrower or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(s) dispositions of property or assets acquired by the Borrower or any of the Restricted Subsidiaries pursuant to Sale and Lease-Back Transactions;

(t) dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(u) an issuance of Equity Interests by a Restricted Subsidiary as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Borrower or any holding company thereof;

(v) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(w) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 6.05(b)(x); and

(y) any disposition of any Satellite (other than the ViaSat-1, ViaSat-2 and ViaSat-3 Satellites) for Fair Market Value to any Person for whom such Satellite was procured that is not an Affiliate of the Borrower.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a Permitted Investment or an Investment permitted under Section 6.05, the Borrower, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Permitted Investments or Investments permitted under Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) reasonably approved by the Administrative Agent.

“Available Amount” has the meaning assigned to such term in Section 6.05(a)(C).

“Available Restricted Debt Payments Amount” means, at any time, (i) the amount of Restricted Debt Payments that may be made at the time of determination pursuant to clause (xiv) of Section 6.05(b), minus (ii) the amount of the Available Restricted Debt Payments Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (14) of the definition of “Permitted Investments”.

“Available Restricted Payments Amount” means, at any time, (i) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (xi) of Section 6.05(b), minus (ii) the sum of (a) the amount of the Available Restricted Payments Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (14) of the definition of “Permitted Investments” and (b) the amount of the Available Restricted Payments Amount utilized by the Borrower or any Restricted Subsidiary to make Restricted Debt Payments pursuant to clause (xiv) of Section 6.05(b).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, with respect to any Term SOFR Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated credit facilities syndicated and agented at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated credit facilities syndicated and agented at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement and/or the use or administration of Term SOFR Rate, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current

Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning given to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a notice of (a) a Term Borrowing or (b) a conversion of Loans from one Type to the other, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.

“Bridge Extension Date” means the date that is 365 days after the Effective Date or, if such date is not a Business Day, the first Business Day preceding such date.

“Bridge Period” means the period commencing on the Effective Date and ending on (but excluding) the Bridge Extension Date.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Business Successor” means (a) any former Subsidiary of the Borrower and (b) any Person that, after the Effective Date, has acquired, merged or consolidated with a Subsidiary of the Borrower (that results in such Subsidiary ceasing to be a Subsidiary of the Borrower) or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Borrower.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock) but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with GAAP as in effect prior to December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation, to the extent that financial reporting shall not be affected hereby.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP; provided, further, that all leases of such Person that are or would have been characterized as operating leases as determined in accordance with GAAP as in effect prior to December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement notwithstanding the fact that such obligations are required in accordance with GAAP (on a prospective or retroactive basis or otherwise) to be characterized as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents; provided, further, that “Capitalized Leases” shall not, for the avoidance of doubt, include any satellite capacity, bandwidth, beam, transponder, thread or similar lease, rental or right of use arrangements or other leases of all or a portion of a satellite with a third party to the extent required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP that either (i) have a term of five (5) years or less, or (ii) have a term of more than five (5) years and for which such Person has a commitment in place from an unaffiliated customer to use all or a substantial portion of the leased item for a substantially commensurate period.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian Dollars, Yen, pounds sterling, euros, or any national currency of any Participating Member State of the EMU or (b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, or “A” or better by Fitch, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, demand deposits, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks or $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank being an “Approved Bank”);

(5) repurchase obligations for underlying securities of the types described in clause (3), (4), (7) or (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated, at the time of acquisition thereof, at least P-2 by Moody’s or at least A-2 by S&P or at least F-2 by Fitch (or, if at any time none of the three named rating agencies shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of acquisition thereof;

(8) marketable general obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof or any instrumentality thereof rated “A” (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, or “A” or better by Fitch (or, if at any time none of the three named rating agencies shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(10) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(12) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland or (iv) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(13) instruments equivalent to those referred to in clauses (1) through (12) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(14) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition;

(15) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(16) interests in any investment companies, money market funds or investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (15) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above or the immediately preceding paragraph; provided that such amounts are converted into any currency listed in clauses (1) or (2) above or the immediately preceding paragraph as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (16) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (16) above and this paragraph.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Cash Management Obligations” means (a) obligations of the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Change in Law” means (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Effective Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, after the Effective Date.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Common Stock of the Borrower or (b) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Senior Secured Revolving Credit Documents, the Senior Secured Term Loan Documents, the Exchange

Notes Indenture, any indenture governing any Demand Securities, Exchange Notes, Company Notes or Unsecured Notes, the Ex-Im Credit Agreement, the Senior Secured Notes Documents, the Senior Unsecured Notes Documents or the documentation governing any Subordinated Indebtedness that is Material Indebtedness, unless such Subordinated Indebtedness is repaid prior to or substantially simultaneously with the occurrence of such “Change of Control” under such documentation in a manner permitted hereunder.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, and (ii) the phrase Person or “group” shall be as defined in Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan

“Change of Control Offer” has the meaning assigned to such term in Section 2.10(b).

“Change of Control Payment” has the meaning assigned to such term in Section 2.10(b)

“Change of Control Payment Date” has the meaning assigned to such term in Section 2.10(b)(ii).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments and Other Term Loans that have different terms and conditions (other than solely with respect to original issue discount or upfront fees) shall be construed to be in different Classes.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, its Term Commitment, Initial Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Letter” means that certain amended and restated commitment letter agreement dated November 23, 2021, among the Joint Lead Arrangers and the Borrower (as amended, restated, amended and restated or supplemented from time to time).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications Laws” means all Requirements of Law issued or promulgated by a Governmental Authority relating to the use of radiofrequency spectrum, the launch, orbit and control of space stations, earth stations, or other communications facilities, or the offering or provision of communications, telecommunications or information services.

“Communications License” means any license, authorization, approval, order, consent or permit issued or granted by any Governmental Authority pursuant to Communications Laws.

“Company Notes” means “Company Notes” each as defined in the Commitment Letter (as in effect on the Effective Date).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense for such period, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period (including such expense attributable to held-for-sale discontinued operations) determined on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in arriving at Consolidated Net Income of such Person for such period:

(a) Taxes paid or accrued (including pursuant to any Tax sharing arrangements) and provisions for Taxes of such Person and its Restricted Subsidiaries, including, in each case federal, state, provincial, local, foreign, unitary, franchise, excise, property, withholding, use and similar Taxes, including any penalties and interest; plus

(b) Fixed Charges of such Person for such period (including (1) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, (2) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest expense in accordance with GAAP, (3) the implied interest component of synthetic leases with respect to such period, (4) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations plus bank fees, (5) bank and letter of credit fees and costs of surety bonds in connection with financing activities, and (6) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(o) through 1(z) thereof; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any proposed or consummated Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness (and any amendment or modification to any such transaction) (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the incurrence of the Loans hereunder and all Inmarsat Transaction Costs, (ii) such fees, expenses, or charges related to the Loan Documents and any other credit facilities, or debt issuances and (iii) any amendment or other modification of the Loans hereunder, or other indebtedness; plus

(e) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Effective Date, project startup costs and costs related to the closure and/or consolidation of facilities, in each case, whether or not classified as restructuring expense on the consolidated financial statements; plus

(f) any other non-cash charges, including, without limitation, any write offs or write downs, reducing Consolidated Net Income for such period; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(g) the amount of any non-controlling interest expense consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary; plus

(h) [reserved]; plus

(i) (x) start-up fees, losses, costs, charges, expenses or payments incurred in the first twelve (12) months following the commitment to open a new facility with respect to the prospecting, opening, and organizing of any new facility (including, but not limited to, the cost of feasibility studies, staff-training and recruiting costs, advertising and marketing costs, rental or mortgage costs, compensation costs, insurance costs, travel costs and other employee related costs and expenses for employees engaged in such startup activities), (y) operating losses of new facilities (including, but not limited to, allocation of corporate overhead expenses) incurred in the first twelve (12) months following the opening of such new facility and (z) expenses relating to any remodeling costs attributable to any existing facility; plus

(j) the amount of losses on dispositions of accounts receivable, Receivables Assets and related assets incurred in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.05(a)(C)(2) hereof; plus

(l) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, and any other items of a similar nature; plus

(m) operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Borrower and its Subsidiaries are required to pay pursuant to any employment agreements; plus

(n) any net loss from discontinued operations; plus

(o) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) below for any previous period and not added back; plus

(p) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; plus

(q) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (3)(c) and (3)(d) below; plus

(r) [reserved]; plus

(s) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; plus

(t) Public Company Costs; plus

(2) without duplication,

(a) the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies related to any Specified Transaction, the Inmarsat Transactions, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 12 months after the end of the relevant period (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and quantifiable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (a) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in any other clause of this definition or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that the aggregate amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative added pursuant to this clause (a) shall not, together with any amounts added pursuant to the definitions of “Pro Forma Adjustment,”, “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect,” exceed 25% of Consolidated EBITDA (calculated after giving effect to any addback under this clause (a) for any Test Period); plus

(b) other add-backs and adjustments of the type reflected in the Model; plus

(c) adjustments consistent with Regulation S-X or contained in a quality of earnings report in connection with a Permitted Acquisition or Investment made available to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)); plus

(d) the amount of reasonably identifiable and factually supportable “run-rate” Consolidated EBITDA (calculated on a pre-tax basis) that is projected by the Borrower in good faith to be derived from New Contracts (calculated on a Pro Forma Basis as though such Consolidated EBITDA had been realized on the first day of such period) within 12 months of the entry into such New Contract net of the amount of actual earnings realized prior to or during such period from such New Contracts and without giving any benefit for any period after the termination of such New Contract; provided, that the aggregate amount of “run rate” Consolidated EBITDA added pursuant to this clause (d) shall not exceed 10% of Consolidated EBITDA (calculated after giving effect to any addback under this clause (d) for any Test Period); and

(3) decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income of such Person for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiaries; plus

(c) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period; plus

(d) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (1)(p) and (1)(q) above;

in each case, as determined on a consolidated basis for such Person in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of GAAP;

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset or attributable to any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Inmarsat Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); provided that with respect to any determination to be made on a Pro Forma Basis, at the election of the Borrower, such Acquired EBITDA or such adjustment shall not be required to be included for any Pro Forma Entity to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the Fair Market Value of such Converted Restricted Subsidiary is less than $375,000,000;

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal); and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Inmarsat Transactions or any Permitted Acquisition (or other Investment not prohibited under this Agreement).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (p) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment, (q) any prepayment premium or penalty, (r) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (s) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting), (t) penalties and interest relating to Taxes, (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any “additional interest” with respect to debt securities, (x) [reserved], (y) any amortization or expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense)) related to any Receivables Facility; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including the Inmarsat Transaction Costs or any multi-year strategic cost-saving initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), recruiting fees, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any income (loss) from disposed, abandoned or discontinued operations and any gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(4) any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, disposals or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary, or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 6.05(a)(C)(1) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Loan Documents or this Agreement and (c) restrictions specified in clause (xviii) of Section 6.06(b) hereof; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of recapitalization, purchase or acquisition method accounting in relation to the Inmarsat Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;

(8) any income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) (i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parent companies in connection with the Inmarsat Transactions and (iv) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration shall be excluded;

(11) any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment (including Investments in the form of Recruitment Notes and associated fees and expenses paid to recruiters in connection therewith), recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Loans) issuance of Equity Interests, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument (including the obligations under this Agreement and the other Loan Documents) and including, in each case, without limitation, the Inmarsat Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and any charges or non-recurring merger, consolidation or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with GAAP), shall be excluded;

(12) accruals and reserves that are established or adjusted as a result of the Inmarsat Transactions or an Investment permitted under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs), or changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(13) any expenses, charges, lost profits or losses that are covered by indemnification, insurance or other reimbursement provisions in connection with the Inmarsat Transactions, any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification, insurance or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(14) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(15) any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost), and any other non-cash items of a similar nature, shall be excluded;

(16) any Inmarsat Transaction Costs shall be excluded;

(17) any income (loss) from Investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Restricted Subsidiary in respect of such investment) shall be excluded;

(18) any non-cash gain or loss (after any offset) from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances) any other monetary assets and liabilities shall be excluded;

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded;

(20) any non-recurring expenses for professional services, regulatory clearances and filings, transfer fees, severance payments and other similar closing costs (to the extent such expenses are not capitalized by Borrower) incurred in connection with Permitted Acquisitions or similar Investments, whether or not consummated, shall be excluded;

(21) any costs, charges, and expenses as a result of the disposition of Customer Equipment shall be excluded;

(22) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock-based compensation to be recorded as expense within Borrower’s consolidated statement of operations, shall be excluded; and

(23) any cash and non-cash charges resulting from the application of FASB Accounting Standards Codification 805 – “Business Combinations” (including with respect to earn-outs in connection with any Permitted Acquisition).

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 6.05 hereof only (other than clause (C)(4) of Section 6.05(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its

Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale or other disposition of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.05(a)(C)(4) hereof.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate principal amount of Funded Indebtedness of the Borrower and the Restricted Subsidiaries (other than Inmarsat and its Restricted Subsidiaries) outstanding on such date that is not subordinated in right of payment to the Loan Document Obligations and that is secured by a Lien on any property or assets of the Borrower or its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Inmarsat Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)), minus the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than Inmarsat and its Restricted Subsidiaries) (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding any such cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and such Restricted Subsidiaries as of such date (other than, for the avoidance of doubt, solely due to the fact that such cash and Cash Equivalents are restricted in favor of holders (or an agent on their behalf) of Funded Indebtedness of the Borrower and such Restricted Subsidiaries) and the cash proceeds of Indebtedness incurred in any transaction for which the Senior Secured Net Leverage Ratio is being tested, but including cash and Cash Equivalents subject to a Permitted Lien, plus (b) the aggregate principal amount of Funded Indebtedness of Inmarsat and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Inmarsat Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)), minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of Inmarsat and its Restricted Subsidiaries as of such date (other than, for the avoidance of doubt, solely due to the fact that such cash and Cash Equivalents are restricted in favor of holders (or an agent on their behalf) of Funded Indebtedness of Inmarsat and its Restricted Subsidiaries) and the cash proceeds of Indebtedness incurred in any transaction for which the Senior Secured Net Leverage Ratio is being tested, but including cash and Cash Equivalents subject to a Permitted Lien.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate principal amount of Funded Indebtedness of the Borrower and the Restricted Subsidiaries (other than Inmarsat and its Restricted Subsidiaries) outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Inmarsat Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)), minus the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than Inmarsat and its Restricted Subsidiaries) (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding any such cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Borrower and such Restricted Subsidiaries as of such date (other than, for the avoidance of doubt, solely due to the fact that such cash and Cash Equivalents are restricted in favor of holders (or an agent on their behalf) of Funded Indebtedness of the Borrower and such Restricted Subsidiaries) and the cash proceeds of Indebtedness incurred in any transaction for which the Total Net Leverage Ratio is being tested, but including cash and Cash Equivalents subject to a Permitted Lien, plus (b) the aggregate principal amount of Funded Indebtedness of Inmarsat and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Inmarsat Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)), minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), excluding cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of Inmarsat and its Restricted Subsidiaries as of such date (other than, for the avoidance of doubt, solely due to the fact that such cash and Cash Equivalents are restricted in favor of holders (or an agent on their behalf) of Funded Indebtedness of Inmarsat and its Restricted Subsidiaries) and the cash proceeds of Indebtedness incurred in any transaction for which the Total Net Leverage Ratio is being tested, but including cash and Cash Equivalents subject to a Permitted Lien.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Borrower and/or other companies.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Satellite” means any Satellite or a portion of a Satellite, as applicable, with respect to which Borrower or any other Loan Party owns or retains risk of loss.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Refinanced Debt and does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt), (c) shall not be guaranteed by any entity that is not a Loan Party and (d) otherwise has terms and conditions that shall be reasonably satisfactory to the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness. Notwithstanding anything to the contrary, no Credit Agreement Refinancing Indebtedness shall be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Customer Equipment” means customer premises equipment, any other customer receiving and transmitting equipment and any other equipment associated with the delivery of services (e.g., aircraft and maritime terminal equipment).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to perform any of its funding obligations hereunder within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause

(c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, (i) has become or is insolvent, (ii) has become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iv) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person.

“Demand Failure Event” means a “Demand Failure Event” as defined in the Fee Letter (as in effect on the Effective Date).

“Demand Securities” means “Demand Securities” as defined in the Fee Letter (as in effect on the Effective Date).

“Description of Senior Unsecured Exchange Notes” means the description of the terms in respect of the Exchange Notes set forth in Exhibit B, including any revisions following the exercise of the “Bridge Facility Flex Provisions” of the Fee Letter by the Majority Bridge Arrangers (as defined in the Fee Letter).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a Financial Officer of the Borrower or a Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption, repurchase or other disposition of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by a Financial Officer of the Borrower, a Restricted Subsidiary or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (A) of Section 6.05(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the board of directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the board of directors of the Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any options, warrants or other rights in respect of such Capital Stock.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such

Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“disposition” has the meaning assigned to such term in clause (1) of the definition of “Asset Sale”.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Loans or the date the Loans are no longer outstanding; provided, however, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Borrower, any of its Subsidiaries or any other entity in which Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower or a Restricted Subsidiary (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management or employee equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require Borrower or a Subsidiary to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Borrower or such Subsidiary may not repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Agreement. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Disqualified Lenders” means (i) those Persons identified by the Borrower or a Restricted Subsidiary to the Administrative Agent in writing prior to November 7, 2021 as being “Disqualified Lenders”, (ii) those Persons who are competitors of the Borrower and its Subsidiaries (other than any bona fide diversified debt investment fund) identified by the Borrower to the Administrative Agent from time to time in writing (including by email) which designation shall become effective one (1) Business Day after delivery of each such written designation to the Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in any Loan, (iii) Excluded Affiliates and (iv) in the case of each Person identified pursuant to clause (ii) above, any of their Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent by email to JPMDQ_contact@jpmorgan.com from time to time or (y) are known or reasonably identifiable (on the basis of name) as an Affiliate of such Person (other than Affiliates that are bona fide diversified debt investment funds). Upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

“Division” has the meaning assigned to such term in Section 1.10.

“Dollar Equivalent” means, on any date of determination, with respect to any amount denominated in dollars, such amount.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“ECA Assets” means, collectively, (a) assets or services purchased by any ECA Borrower or ECA Guarantor with the proceeds of Permitted ECA Financing and relating to the design, installation, testing, launch, manufacture or operation of the ECA Project that is the subject of such Permitted ECA Financing and insurance relating thereto, (b) assets or services required or used to launch or operate the assets referenced in the foregoing clause (a), (c) project and construction contracts and Communications Licenses and other contracts, insurance policies, licenses, consents, permits and authorizations related to the assets or services referenced in the foregoing clause (a) (in each case in clauses (a), (b) and (c) to the extent such assets or services are required by the definitive documentation with respect to any Permitted ECA Financing to be collateral for such Permitted ECA Financing), (d) Equity Interests in ECA Borrowers and ECA Guarantors and (e) any of the foregoing assets, services or Equity Interests, to the extent such assets, services and/or Equity Interests are required by the definitive documentation with respect to any subsequent Permitted ECA Financing to be collateral for such Permitted ECA Financing (whether or not such Permitted ECA Financing is for the same ECA Project).

“ECA Borrower” means any Subsidiary of the Borrower that is identified in the definitive documentation with respect to any Permitted ECA Financing as a borrower of such Permitted ECA Financing and is not otherwise required to be or become a Subsidiary Guarantor pursuant to the terms hereof immediately prior to becoming a borrower of Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Borrower is a party, such ECA Borrower shall cease to be an ECA Borrower until such time, if any, that such Subsidiary of the Borrower becomes a borrower with respect to any other Permitted ECA Financing.

“ECA Guarantor” means any direct or indirect parent (other than the Borrower) and any direct or indirect Subsidiary of an ECA Borrower or an ECA Guarantor, in each case that (a) is required by the definitive documentation with respect to any Permitted ECA Financing to guarantee any obligations of an ECA Borrower under any Permitted ECA Financing, and (b) is not otherwise required to be or become a Subsidiary Guarantor pursuant to the terms hereof immediately prior to becoming a guarantor of a Permitted ECA Financing. Upon the repayment in full of all Permitted ECA Financings to which such ECA Guarantor is a party, such ECA Guarantor shall cease to be an ECA Guarantor until such time, if any, that such Person becomes a guarantor with respect to any other Permitted ECA Financing.

“ECA Project” means, with respect to each Permitted ECA Financing, the Other Satellite Project to which such Permitted ECA Financing relates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 30, 2023.

“Effective Date Lender” means each financial institution and other entity that is a party hereto as a Lender on the Effective Date.

“Electronic Copy” has the meaning assigned to such term in Section 9.06.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Borrower or any of its Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and each Lender acknowledges and agrees that the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means that certain amended and restated engagement letter, dated November 23, 2021, among Affiliates of the Joint Lead Arrangers and the Borrower (as amended, amended and restated or supplemented from time to time).

“Engagement Securities” means “Securities” as defined in the Engagement Letter (as in effect on the Effective Date).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Requirements of Law relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material, or (to the extent relating to exposure to Hazardous Materials) to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock

“Equity Offering” means any public offering or private sale of Equity Interests of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Equity Interests), other than:

(1) public offerings with respect to the Borrower’s or any direct or indirect parent company’s Equity Interests registered on Form S-8;

(2) issuances to any Subsidiary of the Borrower; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate from a Multiemployer Plan of any notice concerning the imposition of Withdrawal Liability on a Loan Party or ERISA Affiliate; (i) the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (j) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Ex-Im Credit Agreement” means that certain Credit Agreement dated as of March 12, 2015 by and among Viasat Technologies Limited, as borrower, the Borrower, as guarantor, JPMorgan Chase Bank, National Association, as Ex-Im Facility Agent, and Export-Import Bank of the United States, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Notes” means the securities issued under the Exchange Notes Indenture in accordance with Section 5.18.

“Exchange Notes Indenture” means the indenture to be entered into among the Borrower, as issuer, the guarantors listed therein and the Exchange Notes Trustee, relating to the Exchange Notes, which shall have the terms and conditions substantially as set forth in the Description of Senior Unsecured Exchange Notes, as the same may be amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time.

“Exchange Notes Trustee” means the trustee under the Exchange Notes Indenture.

“Exchange Request” has the meaning assigned to such term in Section 5.18(a).

“Excluded Affiliates” means Affiliates of the Joint Lead Arrangers that are engaged as principals primarily in private equity, mezzanine financing or venture capital (but, in any event, excluding Barclays Bank PLC and Barclays Capital Inc.) (other than, in each case, such senior employees who are required, in accordance with industry regulations or such Joint Lead Arranger’s (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity and such Joint Lead Arranger’s internal legal, compliance, risk management, credit or investment committee members).

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1) contributions to its equity capital, and

(2) the issuance or sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Equity Interests and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by a Financial Officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (A) of Section 6.05(a) hereof.

“Excluded Satellite” means any (a) Covered Satellite that has a book value of less than $50,000,000, (b) Covered Satellite that is not expected or intended, in the good faith determination of Borrower, to earn revenue from the operation of such Covered Satellite in excess of $75,000,000 for the immediately succeeding 12-month calendar period, (c) Covered Satellite with one year or less of in-orbit life remaining (it being understood and agreed that such Covered Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit in a manner consistent with applicable governmental and ITU requirements), (d) Covered Satellite for which the procurement of In-Orbit Insurance in the amounts and on the terms required herein would not be available at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the operating status of the Covered Satellite) and (e) Covered Satellite designated as an Excluded Satellite by Borrower if Borrower determines in good faith that (i)(A) such Covered Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and Borrower and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to satellites of the same model or using the same components and (ii) Borrower and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Covered Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Covered Satellite).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) and (d) any Taxes imposed under FATCA.

“Extended Term Loans” has the meaning given to such term in Section 2.01(b).

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which determination shall be conclusive).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain amended and restated fee letter agreement, dated November 23, 2021, among the Joint Lead Arrangers and the Borrower (as amended, restated, amended and restated or supplemented from time to time).

“Final Maturity Date” means (a) if the Initial Term Loans have not been converted to Extended Term Loans, the Bridge Extension Date and (b) with respect to the Extended Term Loans the date that is 8 years after the Effective Date (or such later date to the extent extended pursuant to a Loan Modification Offer in accordance with Section 2.23) (or, if such date is not a Business Day, the first Business Day preceding such date).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Borrower or a Restricted Subsidiary, as applicable.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and (b) the borrowing of Loans hereunder and the use of the proceeds thereof.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary during such period that are paid to a party other than the Borrower or a Wholly Owned Subsidiary; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period that are paid to a party other than the Borrower or a Wholly Owned Subsidiary.

“Flex Provisions” has the meaning assigned to such term in Section 9.02(e).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be 0.50%.

“Foreign Lender” means a Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary of the Borrower all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in one or more Foreign Subsidiaries.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funded Indebtedness” means Indebtedness for borrowed money, drawn obligations under letters of credit that have not been reimbursed after two (2) Business Days, Capitalized Lease Obligations, debt obligations evidenced by promissory notes or similar instruments and Disqualified Equity Interests.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value”, as defined therein, (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined providing that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with GAAP as in effect prior to December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation, to the extent that financial reporting shall not be affected hereby and (c) at Borrower’s sole election from time to time, any adverse impact directly or indirectly relating to or resulting from the implementation of FASB Accounting Standards Codification 606-Revenue From Contracts With Customers and any successor standard thereto shall be disregarded with respect to all ratios, calculations and determinations based upon GAAP to be calculated or made, as the case may be, pursuant to this Agreement.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any governmental or quasi-governmental agency, authority, commission, department, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the International Telecommunication Union, the European Union or the European Central Bank and including the International Telecommunication Union (ITU))).

“Group” means Borrower and its Restricted Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous”, “toxic”, “radioactive” or words of similar intent or meaning under applicable Environmental Law, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or infectious or medical wastes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement.

“Immaterial Subsidiary” means any Restricted Subsidiary other than a Material Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“In-Orbit Insurance” means, with respect to any Covered Satellite, insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such Covered Satellite attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Covered Satellite, upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in this Agreement.

“Increased Amount” has the meaning assigned to such term in Section 6.02(b).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) any contingent in-orbit incentive payments or other contingent deferred payments earned by a manufacturer during the life of a satellite under any satellite manufacturing contract); or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) [reserved], (c) Indebtedness of any parent of the Borrower appearing on the balance sheet of the Borrower, or solely by reason of push down accounting under GAAP, (d) intercompany liabilities arising from their cash management, tax, and accounting operations, (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (f) obligations under any satellite manufacturing contract, satellite purchase contract or satellite launch contract (including obligations to make progress or incentive payments (including any in-orbit incentive payments) or other deferred payments earned during the life of a satellite and including any Guarantee for any such obligations), (g) obligations under satellite capacity or bandwidth arrangements (whether or not classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP) or (h)

obligations to make payments to one or more insurers under any policies of insurance with respect to a Satellite, including payments in respect of premiums and any requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite with respect to which a claim has been paid for a loss under such insurance or other salvage rights of such insurer(s), in each case in accordance with the terms of the insurance policies relating thereto.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in the foregoing clause (i), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Exchange Notes Request” means written request(s) delivered to the Borrower by Lenders holding (i) in the event the aggregate principal amount of Initial Term Loans (or, with respect to any request after the Bridge Extension Date, Extended Term Loans) outstanding is less than $200,000,000), all outstanding Term Loans or (ii) no less than $200,000,000 aggregate principal amount of Initial Term Loans (or, with respect to any request after the Bridge Extension Date, Extended Term Loans), that the Borrower provide Exchange Notes to such Lender(s) in exchange for Extended Term Loans in accordance with Section 5.18.

“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment. As of the Effective Date, the total Initial Term Commitment is $733,400,000.

“Initial Term Loans” means the Loans made pursuant to Section 2.01 on the Effective Date.

“Inmarsat” means Connect Topco Limited, a private company limited by shares and incorporated in Guernsey.

“Inmarsat Acquisition” means the acquisition of Inmarsat by the Borrower pursuant to the terms of the Inmarsat Acquisition Documents.

“Inmarsat Acquisition Agreement” means the Share Purchase Agreement dated November 8, 2021 and all schedules, exhibits and annexes thereto.

“Inmarsat Acquisition Documents” means the Inmarsat Acquisition Agreement and any other document designated as an Inmarsat Acquisition Document by the Borrower and the Administrative Agent and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Inmarsat Senior Secured Credit Agreement” means the credit agreement dated December 12, 2019, among Connect Midco Limited, Connect Bidco Limited, Connect Finco Sarl, Connect U.S. Finco LLC, the lenders and issuing banks party thereto and Barclays Bank PLC as administrative agent and collateral agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Inmarsat Senior Secured Credit Documents” means the Inmarsat Senior Secured Credit Agreement and the other Loan Documents (as defined in the Inmarsat Senior Secured Credit Agreement), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Inmarsat Senior Secured Credit Facilities” means the senior secured credit facilities pursuant to the Inmarsat Senior Secured Credit Documents.

“Inmarsat Senior Secured Indebtedness” means the Inmarsat Senior Secured Credit Facilities and the Inmarsat Senior Secured Notes.

“Inmarsat Senior Secured Notes” means those 6.750% Senior Secured Notes due 2026 issued by Connect Finco Sarl and Connect U.S. Finco LLC in an aggregate principal amount of $2,075,000,000 issued prior to the Effective Date pursuant to the Inmarsat Senior Secured Notes Documents.

“Inmarsat Senior Secured Notes Documents” means the Inmarsat Senior Secured Notes Indenture and the other Notes Documents (as defined in the Inmarsat Senior Secured Notes Indenture), as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Inmarsat Senior Secured Notes Indenture” means the Indenture, dated as of October 7, 2019, among Connect Finco Sarl and Connect U.S. Finco LLC, as issuers, the guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee, governing the Senior Secured Notes, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.

“Inmarsat Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Inmarsat Transactions, including, without limitation, any upfront fees or original issue discount.

“Inmarsat Transactions” means (a) the Inmarsat Acquisition and the other transactions contemplated by the Inmarsat Acquisition Documents, including the assumption of the Inmarsat Senior Secured Indebtedness, (b) the incurrence of Initial Term Loans hereunder on the Effective Date, (c) the incurrence of term loans pursuant to the Senior Secured Term Loan Documents and (d) the payment of the Inmarsat Transaction Costs.

“Interest Election Request” means a request by the Borrower to continue a Term Borrowing in accordance with Section 2.06.

“Interest Payment Date” means, (i) prior to the Bridge Extension Date, (a) as to any Term SOFR Loan, (x) the last day of each Interest Period and (y) the Bridge Extension Date and (b) as to any Adjusted Daily Simple SOFR Loan (if applicable), (x) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (y) the Bridge Extension Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates and (ii) from and after the Bridge Extension Date with respect to any Extended Term Loans or after a Demand Failure Event, (a) as to any Term SOFR Loan, (x) each date that is on the numerically corresponding day in each calendar month that is six months after the Borrowing of such Extended Term Loan (or, if there is no numerically corresponding day in such period, then the last day of such month) and (y) the Final Maturity Date and (b) as to any Adjusted Daily Simple SOFR Loan (if applicable), (x) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (y) the Final Maturity Date. On each date Exchange Notes are issued, the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any accrued and unpaid interest on such Lender’s Term Loans being exchanged for Exchange Notes on such date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to the availability), in each case as selected by the Borrower in its Borrowing Request; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

Any Interest Period that extends beyond the Bridge Extension Date in accordance with the foregoing provisions shall be deemed to end on the Bridge Extension Date.

“Investment” means, with respect to any Person, any investment by such Person in another Person (including Affiliates) in the form of loans (including guarantees), advances creating a debt or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of the Borrower and its Subsidiaries and joint ventures, intercompany receivables, payables, loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, assets or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Hedging Obligations and endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05 hereof:

(1) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if such obligations are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Borrower and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Joint Lead Arrangers” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, Credit Suisse Loan Funding LLC, MUFG Bank, Ltd., Truist Securities, Inc. and Citizens Bank, N.A., each in their capacity as joint bookrunners, and any permitted successors and assigns thereof, in their respective capacities as joint bookrunners hereunder.

“JPM” has the meaning given to such term in the preliminary statements hereto.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease in the nature of a security interest); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any acquisition (including by way of merger), Investment, Asset Sale, any other disposition of assets or property not constituting an Asset Sale, any Restricted Payment requiring notice or declaration (as determined by the Borrower) in advance thereof or other transaction by the Borrower or one or more of the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing (or, if such a condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (b) any prepayment, repurchase, redemption, defeasance, satisfaction and discharge or refinancing of Indebtedness, Preferred Stock or Disqualified Equity Interests requiring irrevocable notice in advance of such prepayment, repurchase, redemption defeasance, satisfaction and discharge or refinancing.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of the Loans, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Subsidiary Guaranty and, except for purposes of Section 9.02, the Fee Letter and any Note delivered pursuant to Section 2.08(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Loan Modification Offer” has the meaning specified in Section 2.23(a).

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Bridge Arrangers” means the Joint Lead Arrangers holding (when taken together with their respective Affiliates) more than 50% of the sum of all Term Loans and unused Term

Commitments outstanding at such time held by the Joint Lead Arrangers and their Affiliates (which shall not include any Term Loans or unused Term Commitments (i) acquired by such Joint Lead Arrangers after the Effective Date in market making transactions or (ii) which are subject to participations pursuant to Section 9.04(c) to unaffiliated third parties that transfer the risk of such Term Commitment or Term Loan to the Final Maturity Date).

“Major Event of Default” has the meaning given to such term in the “Agreed Form Company IFA” as defined in the Commitment Letter (as in effect on the Effective Date).

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Term Loans and unused Term Commitments of such Class representing more than 50% of all Term Loans and unused Term Commitments of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, and the unused Term Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (a) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capitalized Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (x) $213,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means material non-public information with respect to the Borrower, Inmarsat and their respective subsidiaries, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws.

“Material Restricted Assets” means any assets that are material to the ordinary course operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Subsidiary” means each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had net revenues or total assets for such quarter in excess of 5% of the consolidated net revenues or total assets, as applicable, of the Borrower and the Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended net revenues or total assets in excess of 10% of the consolidated revenues or total assets, as applicable, of the Borrower and the Restricted Subsidiaries for such quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided, further, that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Borrower is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Model” means the financing model delivered by the Borrower to the Joint Lead Arrangers on May 22, 2023 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Joint Lead Arrangers).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means, with respect to any event , (a) the proceeds received in respect of such event in cash or Cash Equivalents (using the Fair Market Value of any Cash Equivalents), including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) without duplication the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, consultant fees, listing fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, discounts and commissions, brokerage, and other customary fees and expenses), (ii) in the case of a sale, transfer or other disposition of property or assets (including pursuant to a Sale and Lease-Back Transaction or a casualty or a condemnation or similar proceeding), (w) any relocation expenses incurred as a result of such event, (x) the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such property or assets or required as a mandatory prepayment, redemption or repurchase as a result of such event and any costs associated with unwinding any related Hedging Obligations in connection therewith, (y) the portion of net proceeds thereof (calculated without regard to this clause (y)) attributable to any Person owning an interest in the assets or property disposed of and not available for distribution to or for the account of the Borrower or the Restricted Subsidiaries as a result thereof, and (z) the amount of any liabilities associated with such property or assets and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid or reasonably estimated to be payable as a result of such event and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event or to fund indemnification obligations associated with such transaction; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Contracts” means executed agreements with new customers that have contracted with the Borrower and its Subsidiaries, for which pricing, volumes and margins from the covered product categories are readily identified.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.23(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit E, payable to a Lender in a principal amount equal to the principal amount of the Term Loans, as applicable, of such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Offering Document” means “Offering Document” as defined in the Engagement Letter (as in effect on the Effective Date).

“Offering Information” means “Information” as defined in the Engagement Letter (as in effect on the Effective Date).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization, constitution or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Satellite Project” means any Satellite Activities performed or undertaken in connection with or with respect to any Other Satellite System.

“Other Satellite System” means (i) a Satellite (other than the ViaSat-1, WildBlue-1 and Anik F2 Satellites) manufactured by, on behalf of or in consultation with or otherwise acquired by the Borrower or any of its Subsidiaries and (ii) any gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment).

“Other Taxes” means any and all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Other Term Commitments” means one or more Classes of term loan commitments that result from a Refinancing Amendment or a Loan Modification Agreement.

“Other Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.10(a)(ii)(C)(2).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” shall have the meaning assigned to such term in Section 9.14.

“Payment” has the meaning assigned to such term in Section 8.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning assigned to such term in clause (3) of the definition of “Permitted Investment”.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.23, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional or modified covenants, events of default, guarantees or other provisions applicable only to periods after the Final Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Final Maturity Date at the time of such Loan Modification Offer); provided that, notwithstanding anything to the contrary, such Loans and/or Commitments, as applicable, shall not be subject to any “most favored nation” pricing adjustments set forth in this Agreement.

“Permitted Asset Swap” means the purchase and sale or exchange of assets related to a Similar Business (or a combination of such assets and cash or Cash Equivalents) between Borrower or any of its Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 6.04 hereof.

“Permitted ECA Financing” means any financing arrangement with respect to Indebtedness issued to or owed to or guaranteed or otherwise supported by any export credit agency (whether of the United States or any foreign jurisdiction and including, without limitation, Export-Import Bank of the United States, Compagnie Française d’Assurance pour le Commerce Extérieur, Nippon Export and Investment Insurance and any other government export credit agency) or institution serving a similar function for the purpose of financing (in whole or in part) any Other Satellite Project with tenor and principal repayment terms that are customary for export-import financings of a similar type as determined by the Borrower in its reasonable discretion.

“Permitted Intercompany Activities” means any transactions (A) between or among Borrower and its Unrestricted Subsidiaries and joint ventures in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries and, in the reasonable determination of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its Unrestricted Subsidiaries and joint ventures, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among Borrower and its Restricted Subsidiaries.

“Permitted Investments” means:

(1) any Investment in Borrower or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities and in Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) any Investment in a Person (including to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product); provided that as a result of such Investment (a “Permitted Acquisition”):

(a) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer, conveyance or liquidation;

(4) any Investment in securities, promissory notes or other assets or consideration not constituting cash, Cash Equivalents or Investment Grade Securities that are received in connection with an Asset Sale made pursuant to the provisions of Section 6.04 hereof or any other disposition of assets or property not constituting an Asset Sale;

(5) any Investment (a) existing on the Effective Date, (b) made pursuant to binding commitments in effect on the Effective Date or (c) that replaces, refinances, refunds, renews or extends any Investment described under the forgoing clause (a) or (b); provided that the amount of any such Investment may be increased in such replacement, refinancing, refunding, extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as of the Effective Date) or (ii) as otherwise permitted under this Agreement;

(6) any Investment (including debt obligations and Equity Interests) acquired by the Borrower or any of its Restricted Subsidiaries:

(a) consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;

(b) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons;

(d) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any Investment in default; or

(e) received in connection with the bankruptcy or reorganization of trade creditors, customers, suppliers, dealers or distributors, or in compromise, settlement or resolution of obligations of, or other litigation, arbitration or other disputes with, trade creditors, customers, suppliers, dealers or distributors;

(7) Hedging Obligations, Cash Management Obligations and Guarantees permitted under Section 6.01;

(8) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments and other acquisitions the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Borrower, any of its direct or indirect parent companies or any Unrestricted Subsidiary;

(10) (i) Indebtedness and guarantees of Indebtedness permitted under Section 6.01 hereof; the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 6.02 and Restricted Payments permitted under Section 6.05 (other than by reference to this clause (10)) and (ii) performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Agreement;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 5.17 hereof (except transactions described in Section 5.17(a)(xvii)) or Section 6.03;

(12) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, receivables owing to the Borrower or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;

(13) (i) to the extent constituting Investments, any payments (including for capital expenditures) under any satellite purchase agreement or any other contracts for the construction, procurement, launch, or insurance of any new Satellites and (ii) Investments in any Subsidiary or joint venture formed for the purpose of selling or leasing Satellite capacity to third-party customers in the ordinary course of business;

(14) Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the sum of (a) the greater of $710,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment, (b) the Available Restricted Payments Amount and (c) the Available Restricted Debt Payments Amount, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of the covenant described in Section 6.05 of any amounts applied pursuant to clause (3) of the first paragraph of such covenant) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(15) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facility or any related Indebtedness;

(16) (x) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Restricted

Subsidiary (i) not in excess of the greater of $71,000,000 and 5% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, outstanding at any one time, in the aggregate, (ii) for business-related travel expenses, entertainment, moving expenses and other similar expenses, for ordinary business purposes, (iii) to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (iv) for commission, payroll and similar advances and (y) Investments in the form of Recruitment Notes and other recruiting costs to certain employees or financial advisors in the ordinary course of business;

(17) (x) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, managers, consultants and independent contractors of direct and indirect parent companies of the Borrower and its Restricted Subsidiaries (i) for business-related travel expenses, entertainment, moving expenses and other similar expenses, for ordinary business purposes, (ii) to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (iii) for commission, payroll and similar advances and (y) Investments in the form of Recruitment Notes and other recruiting costs to certain employees or financial advisors in the ordinary course of business;

(18) Investments in joint ventures and similar entities and Unrestricted Subsidiaries (or in any Person which upon the making of such Investment becomes a joint venture or similar entity or Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $568,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Investment, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 6.05 of any amounts applied pursuant to clause (3) of the first paragraph of such covenant) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(20) any Investment (other than Investments in Unrestricted Subsidiaries); provided that (a) on a Pro Forma Basis after giving effect to such Investment, the Total Net Leverage Ratio is equal to or less than 3.10 to 1.00 and (b) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(21) the Inmarsat Transactions;

(22) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers in the ordinary course of business;

(23) any Permitted Asset Swap;

(24) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(25) non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Intercompany Activities and Permitted Tax Restructuring;

(26) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(27) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(28) Investments (including debt obligations and equity interests) (a) in connection with Settlements, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Borrower or any Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(29) [reserved];

(30) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(31) Investments arising as a result of Sale and Lease-Back Transactions;

(32) Investments in TrellisWare, when taken together with all other Investments made pursuant to this clause (32) since the Effective Date that are at that time outstanding, having an aggregate Fair Market Value (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at the time of such Investment not to exceed $100,000,000; and

(33) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and the Restricted Subsidiaries in connection with such plans.

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other similar legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (b) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, in each case (a) for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (b) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(3) Liens for taxes, assessments or other governmental charges or levies (a) that are not overdue for a period of more than 30 days, not yet payable or subject to penalties for nonpayment that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (b) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(4) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay customs, appeal, bid, indemnification, warranty, release, performance or similar bonds, letters of credit or bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(5) (a) survey exceptions, encumbrances, easements, ground leases, covenants, conditions, rights-of-way, licenses, servitudes, restrictions, encroachments, protrusions, by-law, reservations of, or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions (including defects and irregularities in title and similar encumbrances) and other similar encumbrances and title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) rights of recapture of unused real property in favor of the seller of property set forth in customary purchase agreements and related arrangements with any Governmental Authority, (c) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised, (d) servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person; provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person, (e) the reservations in any original grants from the crown of any land or interest therein and statutory exceptions to title and (f) other Liens on real property (including ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located);

(6) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (iii), (xii), (xiv), (xvi), (xix), (xxiv), (xxix), (xxx) or (xxxii) of Section 6.01(b) hereof or Section 6.01(a) hereof; provided that for purposes of this clause (6), any Lien securing obligations relating to any Indebtedness that is incurred under clause (xii) of Section 6.01(b) hereof shall be limited to the assets that are subject to Liens securing the Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased; provided, further that Liens securing Indebtedness permitted to be incurred pursuant to clause (xvi) are solely on acquired property or the assets of the acquired entity, as the case may be;

(7) Liens existing on the Effective Date (other than Liens securing Indebtedness incurred under Section 6.01(b)(xxiv)(A), which Liens may not later be reclassified) and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;

(8) (a) Liens on property or other assets (including Equity Interests) of a Person at the time such Person becomes a Subsidiary or is merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary (including, without limitation, Liens on the assets of Inmarsat and its Subsidiaries securing the Inmarsat Senior Secured Indebtedness) and (b) and Liens existing on property or other assets (including Equity Interests) at the time of its acquisition; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Borrower or any of its Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Agreement that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(9) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under this Agreement (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to dispose of any property in an Asset Sale permitted under this Agreement, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (c) solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(10) (a) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01 hereof and (b) Liens on assets or property of a Non-Guarantor Subsidiary securing Indebtedness and other obligations of any Non-Guarantor Subsidiary;

(11) (a) Liens securing Hedging Obligations or Cash Management Obligations and other bank products or on cash or Cash Equivalents securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Agreement, (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Agreement and (c) Liens on cash and Cash Equivalents or other marketable securities securing letters of credit of the Borrower or any Subsidiary Guarantor (which Indebtedness represented by such letters of credit is permitted to be incurred under this Agreement) that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a Fair Market Value of up to 105% of the face amount of such letters of credit being secured;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or consistent with past practice that do not materially interfere with the operation of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor or licensee under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice and (c) Liens arising from grants of non-exclusive licenses or sublicenses, or other similar grants of rights, of intellectual property;

(14) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15) Liens in favor of the Borrower or any Subsidiary Guarantor (including, but not limited to, Liens on any assets of the Borrower or any of its Restricted Subsidiaries);

(16) Liens on equipment or vehicles of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and the proceeds and products thereof and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7) and (8) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement

(19) (a) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20) from and after the Bridge Extension Date, Liens securing Indebtedness or other obligations which do not exceed in an aggregate principal amount outstanding at any one time the greater of $710,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of the incurrence of such Lien;

(21) Liens securing, or otherwise arising from, judgments for the payment of money not constituting an Event of Default under clause (j) under Section 7.01 hereof;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(23) Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01 hereof, including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Settlement Liens;

(28) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 6.01;

(29) (a) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary and (b) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiaries”;

(30) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(31) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement, stockholders agreement, partnership agreement or other similar agreements or arrangements;

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(33) the rights, interest or title reserved to, held by or vested in any Person by the terms of any lease, sublease, license, sublicense, occupancy agreement, assignment of assets or property, franchise, grant or permit held by the Borrower or any Restricted Subsidiary thereof or by a statutory provision;

(34) [reserved];

(35) [reserved];

(36) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(37) Liens encumbering (i) ECA Assets securing Permitted ECA Financings and (ii) assets of Foreign Subsidiaries that are Restricted Subsidiaries securing Indebtedness permitted under Section 6.01(b)(xxxv);

(38) Liens arising in connection with any Permitted Intercompany Activities and Permitted Tax Restructuring;

(39) Liens in connection with Sale and Lease-Back Transactions;

(40) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

(41) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(42) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held; and

(43) Rights of Others consisting of (i) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the Fair Market Value or use of Property for the purposes for which it is or may reasonably be expected to be held, (ii) an option or right to acquire a Lien that would be a Permitted Lien, (iii) the subordination of a lease or sublease in favor of a financing entity and (iv) a license, or similar right, of or to intangible assets granted in the ordinary course of business.

A Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category). In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Lenders (as determined by the Borrower acting reasonably).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in the last paragraph of Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution, or winding up.

“Prepayment Event” means:

(a) any non-ordinary course sale, transfer or other disposition of any assets within the meaning of clause (1) of the definition of Asset Sale that is permitted by Section 6.04(a), other than dispositions resulting in the receipt by or on behalf of the Borrower or any of the Restricted Subsidiaries of aggregate Net Proceeds not exceeding (A) $67,000,000 in the case of any single transaction or series of related transactions and (B) $134,000,000 for all such transactions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Restricted

Subsidiaries, other than such casualty or condemnation events resulting in the receipt by or on behalf of the Borrower or any of the Restricted Subsidiaries of aggregate Net Proceeds not exceeding (A) $67,000,000 in the case of any single transaction or series of related transactions and (B) $134,000,000 for all such transactions during any fiscal year of the Borrower; or

(b) the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted by Section 6.01(b) (other than Credit Agreement Refinancing Indebtedness and Other Term Loans which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Notice” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Selected Interest Rates (Daily)—H.15 as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any relevant period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA and subject to the second proviso in clause (2)(a) and the proviso in clause (2)(d), in each case, of the definition of Consolidated EBITDA, as the case may be, for such period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing Pro Forma Adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (subject, in each case, to the second proviso in clause (2)(a) and the provision in clause (2)(d) of the definition thereof) and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Forma Disposal Adjustment” means, for any relevant period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represents an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for such period.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA”.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to the Borrower, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933 and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange.

“Public Lender” has the meaning assigned to such term in the last paragraph of Section 5.01.

“QFC Credit Support” has the meaning assigned to such term in Section 9.20.

“Qualified Proceeds” means assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Ratio Test” has the meaning assigned to such term in Section 6.05(a)(B).

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Borrower or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recruitment Notes” means forgivable promissory notes issued from time to time by a Restricted Subsidiary to certain employees or financial advisors in the ordinary course of business.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.05(b)(ii).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Reinvestment Period” means 450 days following the date of receipt by or on behalf of the Borrower or any of the Restricted Subsidiaries of Net Proceeds in respect of any Asset Sale.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, including the environment within any building or any occupied structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Report” has the meaning assigned to such term in Section 4.01(l).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the voting Equity Interests of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the aggregate outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning assigned to such term in Section 2.17(d).

“Reserved Indebtedness Amount” has the meaning assigned to such term in Section 6.01(c)(iii).

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.05(a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 6.05(a).

“Restricted Subsidiary” means any Subsidiary of the Borrower, other than an Unrestricted Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any contractual obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing back to the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctioned Country” means, at any time, a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (as of the date of this Agreement, the Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by the United States Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, any European Union member state in which the Borrower or a Restricted Subsidiary is organized, located or operates, or His Majesty’s Treasury of the United Kingdom.

“Satellite” means any satellite owned by or leased to the Borrower or any of its Subsidiaries (whether now owned or hereafter acquired) and any satellite purchased by Borrower or any of its Subsidiaries pursuant to the terms of a satellite purchase agreement with the prime contractor and manufacturer of such Satellite relating to the manufacture, testing and delivery of such satellite, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service), and whether such satellite has been acquired or purchased for use by Borrower and its Subsidiaries, for resale to a third party or otherwise.

“Satellite Activities” means any of the following: (a) designing, developing, procuring, constructing, managing, launching, testing, operating, insuring and commercializing one or more Satellites; (b) procuring, leasing, managing and operating capacity, bandwidth, beams, transponders or threads or other rights of use on one or more satellites; (c) designing, developing, procuring, constructing, manufacturing, managing, testing, operating, maintaining, insuring, leasing and commercializing gateway facilities, earth stations and other ground infrastructure (including user terminals and hub equipment) for satellites; (d) procuring, making, holding and maintaining licenses, authorizations, approvals, permits, filings, registrations, consents, agreements and other instruments with respect to any of the foregoing and any payments associated therewith; and (e) pursuing such other lawful business activities as may be related, ancillary or complementary to any of the foregoing or a reasonable extension or expansion thereof.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of the Restricted Subsidiaries secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Securities Demand” has the meaning set forth in the Fee Letter (as in effect on the Effective Date).

“Securities Demand Provisions” means the provisions set forth in Section 5.19 and the Securities Demand provisions set forth in the Fee Letter.

“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) the sum of (i) Consolidated Senior Secured Indebtedness as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Senior Secured Net Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the most recently completed Test Period.

“Senior Secured Notes” means those 5.625% Senior Secured Notes due 2027 issued by the Borrower in an aggregate principal amount of $600,000,000 pursuant to the Senior Secured Notes Documents.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and all supplemental indentures, other agreements, instruments and other documents (including collateral documents with respect thereto) pursuant to which the Senior Secured Notes have been issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Notes Indenture” means the Indenture, dated as of March 27, 2019, among the Borrower and Wilmington Trust, National Association, as trustee, governing the Senior Secured Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Revolving Credit Agreement” means the credit agreement, dated as of November 26, 2013, among the Borrower, MUFG Bank, Ltd. (as suggessor to MUFG Union Bank, N.A.), as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified prior to the Effective Date).

“Senior Secured Revolving Credit Documents” means the Senior Secured Revolving Credit Agreement and all other Loan Documents (as defined in the Senior Secured Revolving Credit Agreement).

“Senior Secured Revolving Credit Facility” means the senior secured revolving credit facility pursuant to the Senior Secured Revolving Credit Documents.

“Senior Secured Term Loan Agreements” means, collectively, (i) the credit agreement, dated as of March 4, 2022, among the Borrower, Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified prior to the Effective Date) and (ii) the credit agreement, dated as of the Effective Date, among the Borrower, Bank of America, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified prior to the Effective Date).

“Senior Secured Term Loan Documents” means each Senior Secured Term Loan Agreement and all other Loan Documents (as defined in each Senior Secured Term Loan Agreement).

“Senior Secured Term Loan Facility” means the senior secured term loan credit facility pursuant to the Senior Secured Term Loan Documents.

“Senior Unsecured Notes” means the 2025 Notes and the 2028 Notes.

“Senior Unsecured Notes Documents” means the 2025 Notes Documents and the 2028 Notes Documents.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Significant Domestic Subsidiary” means a Restricted Subsidiary that is a Significant Subsidiary and a Domestic Subsidiary, other than (i) any such Subsidiary that is an ECA Borrower or an ECA Guarantor, (ii) any such Subsidiary that is a Foreign Subsidiary Holdco, and (iii) any such Subsidiary that is a Subsidiary of Inmarsat.

“Significant Foreign Subsidiary” means a Restricted Subsidiary that is a Significant Subsidiary and a Foreign Subsidiary, other than any such Subsidiary that is an ECA Borrower or an ECA Guarantor.

“Significant Subsidiary” means a Restricted Subsidiary that either (i) had Consolidated EBITDA (on a consolidated basis with its Restricted Subsidiaries) for the fiscal year of the Borrower then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available in excess of 7.5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such fiscal year, calculated on a Pro Forma Basis, (ii) had total assets (on a consolidated basis with its Restricted Subsidiaries) in excess of 7.5% of consolidated total assets of the Borrower and its Restricted Subsidiaries as at the end of the fiscal year of the Borrower then most recently ended for which financial statements prepared on a consolidated basis in accordance with GAAP are available, calculated on a Pro Forma Basis, or (iii) owns a Satellite (other than an Excluded Satellite).

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any of its Subsidiaries on the Effective Date; (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and any of its Subsidiaries were engaged on the Effective Date, including, without limitation, (a) the study, research, development, testing, and support of “off-the-shelf”, semi-custom and custom communication, in-flight entertainment and satellite systems, products and components (including without limitation terrestrial, airborne and space systems); (b) the design, manufacture, production, sale, distribution and operation of satellite and other wireless or wired networks and networking systems, products and services to government and commercial customers and consumers (including without limitation terrestrial, airborne and space systems); (c) the management and provision of network satellite and other communication and information services; (d) the design, development, sale, provision and distribution of fixed and mobile broadband products and services, information security products and services, and in-flight or media products and services relating to the electronic delivery of content; and (e) the business of Borrower and its Subsidiaries as historically and currently conducted; (3) any business conducted or proposed to be conducted by Inmarsat or any of its Subsidiaries as of the date of completion of the Inmarsat Acquisition; or (4) any and all business and other activities related to, in furtherance of, or ancillary or complementary to the foregoing.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA”.

“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).

“Specified Transaction” means, with respect to any period, any Investment, acquisition, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires or allows for “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“SPV Satellite Company” means a Restricted Subsidiary (other than Inmarsat or any of its Subsidiaries) that is not a Subsidiary Guarantor and that does not engage in any activities other than owning and operating a Satellite and activities incidental thereto, or have any Indebtedness for borrowed money (other than Indebtedness owing to the Borrower or a Subsidiary Guarantor or the Restricted Subsidiary from which such Satellite was acquired).

“Subordinated Indebtedness” means, any Indebtedness (other than (x) any permitted intercompany Indebtedness owing to direct and indirect parent companies of the Borrower, the Borrower or any Restricted Subsidiary or (y) any Indebtedness in an aggregate principal amount not exceeding $100,000,000) of the Borrower or any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Loan Document Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity).

“Subsidiary” means any direct or indirect subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Subsidiary Guaranty, including for the avoidance of doubt, any Subsidiary of the Borrower that becomes a party thereto after the Effective Date.

“Subsidiary Guaranty” means a subsidiary guaranty substantially in the form of Exhibit C hereto by the Subsidiary Guarantors in favor of the Administrative Agent.

“Subsequent Exchange Request” has the meaning assigned to such term in Section 5.18(a).

“Successor Entity” has the meaning assigned to such term in Section 6.03(a)(iv).

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment or (iii) a Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, Loan Modification Agreement or Refinancing Amendment, as the case may be. As of the Effective Date, the total Term Commitment, including the Initial Term Commitment, is $733,400,000.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Other Term Loans and Extended Term Loans, as the context requires.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.

If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate

“Termination Date” means the date on which all Commitments have expired or been terminated, all Loan Document Obligations have been paid in full in cash (other than contingent indemnification obligations not yet accrued and payable).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements are internally available.

“Total Cap” means 7.50% per annum.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) the sum of (i) Consolidated Total Indebtedness as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Total Net Leverage Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) to (b) Consolidated EBITDA for the most recently ended Test Period as of such date.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.05(b)(ii).

“TrellisWare” means TrellisWare Technologies, Inc., a Delaware corporation.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(e)(ii)(B)(3).

“Unrestricted Subsidiary” means (i) TrellisWare and Viasat Europe Sàrl, a Switzerland société à responsabilité limitée, in each case, unless such Person ceases to be a Subsidiary or is redesignated as a Restricted Subsidiary in accordance with Section 5.13, (ii) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13, and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Notes” means any senior unsecured notes of the Borrower issued to refinance the Term Loans.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests of such Person (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals or other third parties to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Term Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower’s consolidated financial statements for the fiscal year ended March 31, 2021, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Restricted Subsidiary at “fair value”, as defined therein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Borrower’s consolidated financial statements for the fiscal year ended March 31, 2021 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.05 Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06 Limited Condition Transactions.

Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other compliance with this Agreement

(including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clause (b) of the definition of “Limited Condition Transaction”, delivery of irrevocable notice or similar event) (the “LCT Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Borrower, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries or fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires (or, if applicable, the irrevocable notice or similar event is terminated or expires).

SECTION 1.07 Certain Determinations.

(a) For purposes of determining compliance with any of the covenants set forth in Article V or Article VI at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Restricted Payment, Asset Sale or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article V or Article VI, the Borrower (i) shall in its sole discretion determine under which category such Lien, Investment, Indebtedness (other than Indebtedness incurred under the Loan Documents), Asset Sale, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Lien, Investment, Indebtedness, Asset Sale, Restricted Payment or Affiliate transaction is permitted from time to time as it may determine and without notice to the Administrative Agent or any Lender, so long as at the time of such redesignation the Borrower would be permitted to incur such Lien, Investment, Indebtedness or Restricted Payment under such category or categories, as applicable. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio and/or Senior Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

SECTION 1.08 [Reserved].

SECTION 1.09 [Reserved].

SECTION 1.10 Divisions.

Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender agrees to make Initial Term Loans to the Borrower in one drawing on the Effective Date denominated in dollars and in an aggregate principal amount not exceeding such Lender’s Initial Term Commitment.

(b) Subject to the terms and conditions set forth herein, the Borrower and each Lender severally agree that, if the Initial Term Loans have not been repaid in full on or prior to the Bridge Extension Date, such Initial Term Loans shall automatically be converted into term loans (“Extended Term Loans”) on the Bridge Extension Date in an aggregate principal amount equal to the outstanding principal amount of the Initial Term Loans immediately prior to such automatic extension.

(c) Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.13, each Term Borrowing made on the Effective Date and prior to the Bridge Extension Date shall be comprised entirely of Term SOFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. There shall not be more than one Borrowing under this Agreement.

SECTION 2.03 Requests for Borrowings.

(a) To request a Term Borrowing on the Effective Date, the Borrower shall deliver by hand delivery, facsimile or other electronic transmission to the Administrative Agent an irrevocable written Borrowing Request not later than 11:00 a.m., New York City time, on the Effective Date. Each such written Borrowing Request shall specify the following information:

(i) the aggregate principal amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv) the location and number of the Borrower’s account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

SECTION 2.04 [Reserved].

SECTION 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, at the Administrative Agent’s Office. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on the Effective Date in accordance with paragraph (a) of this Section 2.05 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall also be entitled to recover from such Lender or from the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.12.

(c) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.06 Interest Elections.

(a) The Borrowing on the Effective Date shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to continue such Borrowing and, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.06, the Borrower shall deliver by hand delivery, facsimile or other electronic transmission to the Administrative Agent a written Interest Election Request signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(ii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.06, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request an ABR Loan or Adjusted Daily Simple SOFR Loan (it being understood and agreed that the Alternate Base Rate and Adjusted Daily Simple SOFR shall only apply to the extent provided in Section 2.13(b)).

SECTION 2.07 Termination of Commitments. Unless previously terminated, the Initial Term Commitments shall terminate on the Effective Date immediately upon the funding of the Initial Term Loans pursuant thereto on the Effective Date.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.08, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section 2.08 shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

(f) Upon the automatic conversion of the Initial Term Loans into Extended Term Loans on the Bridge Extension Date in accordance with Section 2.01(b), each Lender shall cancel in its records a principal amount of the Initial Term Loans so converted and extended by such Lender corresponding to the principal amount of Extended Term Loans made by such Lender on the Bridge Extension Date, which principal amount of the Initial Term Loans shall be deemed to have been satisfied pursuant to the automatic conversion of such Initial Term Loans into Extended Term Loans in accordance with Section 2.01(b).

SECTION 2.09 Conversion and Repayment of Term Loans. To the extent not previously paid, all Initial Term Loans made on the Effective Date shall be due and payable by the Borrower on the Bridge Extension Date; provided that, to the extent that the Initial Terms Loans have not been paid in full on or prior to the Bridge Extension Date, the then-outstanding principal amount of the Initial Term Loans shall automatically convert to Extended Term Loans in accordance with Section 2.01(b). To the extent not previously paid, all Extended Term Loans shall be due and payable by the Borrower on the Final Maturity Date.

SECTION 2.10 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without (other than as provided in Section 2.10(i)) premium or penalty; provided that each payment of Term Loans shall be in an aggregate principal amount that is an integral of $1,000,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree, and not less than $5,000,000 or such other amount as the Borrower and the Administrative Agent shall reasonably agree not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment.

(b) If a Change of Control occurs, the Borrower shall make an offer to prepay all of the Term Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of prepayment. Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer to the Administrative Agent, and the Administrative Agent shall promptly deliver such notice to each Lender with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 2.10(b), and that all Term Loans properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Borrower;

(ii) the purchase price and the prepayment date, which shall be no earlier than 10 days nor later than 60 days from the date such notice is delivered except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below (the “Change of Control Payment Date”);

(iii) that any Term Loans not properly accepted shall remain outstanding and continue to accrue interest;

(iv) that unless the Borrower defaults in the payment of the Change of Control Payment, all Term Loans accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(v) that Lenders shall be entitled to withdraw their tendered Term Loans and their election to require the Borrower to prepay such Term Loans; provided, that the Administrative Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Lender, the principal amount of Term Loans tendered for payment, and a statement that such Lender is withdrawing its tendered Term Loans and its election to have such Term Loans prepaid;

(vi) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and describing each such condition; and

(vii) the other instructions, as determined by the Borrower, consistent with this Section 2.10(b), that a Lender must follow.

On the Change of Control Payment Date, the Borrower shall, to the extent permitted by law:

(i) prepay all Term Loans or portions thereof accepted for payment pursuant to the Change of Control Offer;

(ii) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Term Loans or portions thereof accepted for payment; and

(iii) deliver, or cause to be delivered, to the Administrative Agent an officer’s certificate stating that such Term Loans or portions thereof have been prepaid.

The Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.10(b) applicable to a Change of Control Offer made by the Borrower and prepays all Term Loans validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(c) Subject to the provisions of Section 6.04(b), in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten (10) Business Days after such Net Proceeds are received, prepay Term Loans in an aggregate principal amount equal to the 100% of such Net Proceeds.

(d) Any Lender, at its option, may elect to decline any such prepayment of any Loan held by it if it shall give written notice to the Administrative Agent at least two (2) Business Days prior to the date of such prepayment and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay loans to such Lenders (such amounts, the “Declined Excess Proceeds”) shall instead be retained by the Borrower for application for any purposes not prohibited by this Agreement.

(e) If the Borrower issues any Company Notes, Exchange Notes or Demand Securities, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100.0% of the Net Cash Proceeds received by the Borrower therefrom.

(f) Upon consummation of any Equity Offering, the Borrower shall cause to be promptly prepaid an aggregate principal amount of Term Loans equal to 100.0% of the Net Cash Proceeds received by the Borrower, any direct or indirect parent companies, or such Restricted Subsidiary therefrom.

(g) Prior to any optional prepayment of Borrowings pursuant to Section 2.10(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h). Any prepayments pursuant to Section 2.10(a), (c), (d), (e) and (f) shall be applied pro rata amongst the outstanding Term Loans; provided that, notwithstanding anything herein to the contrary, in the event any Lender or affiliate of a Lender purchases Demand Securities, Company Notes or Engagement Securities from the Borrower at a price above the price at which such Lender or Affiliate has reasonably determined such Demand Securities, Company Notes or Engagement Securities can be resold by such Lender or Affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such Demand Securities, Company Notes and/or Engagement Securities may, at the option of such Lender or Affiliate, be applied first to prepay the Term Loans of such Lender or Affiliate, provided that if there is more than one such Lender or Affiliate then such Net Cash Proceeds will be applied pro rata to prepay the Term Loans of all such Lenders or Affiliates in proportion to such Lenders’ or Affiliates’ principal amount of Demand Securities, Company Notes and/or Engagement Securities purchased from the Borrower prior to being applied to prepay the Term Loans held by other Lenders.

(h) The Borrower shall notify the Administrative Agent of any prepayment hereunder by hand delivery, facsimile or other electronic transmission of a written Prepayment Notice (in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment (or, in the sole discretion of the Administrative Agent, one (1) Business Day). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, and shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.10, such prepayment shall not be applied to any Term Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(i) From and after the occurrence of a Demand Failure Event, any prepayment of Term Loans pursuant to Section 2.10(a) shall be accompanied by a prepayment premium (including a make-whole premium) to be set forth in an amendment hereto as contemplated by Section 9.02 and consistent with the premium (including the make-whole premium) set forth in the Description of Senior Unsecured Exchange Notes.

SECTION 2.11 Fees.

The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in writing, including, without limitation, the Bridge Commitment Fee (as defined in the Fee Letter), the Bridge Funding Fee (as defined in the Fee Letter) and, upon the occurrence of a Demand Failure Event or on the Bridge Extension Date, the Bridge Conversion Fee (as defined in the Fee Letter).

SECTION 2.12 Interest.

(a) Subject to the provisions of Section 2.12(c), with respect to each Interest Period commencing prior to the Bridge Extension Date, the Initial Term Loans shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate; provided that, except as set forth in Section 2.12(c), the Initial Term Loans shall not bear interest at a rate per annum that exceeds the Total Cap; provided, further that from and after a Demand Failure Event, the Initial Term Loans shall bear interest at a fixed rate per annum equal to the Total Cap.

(b) Subject to the provisions of Section 2.12(c), the Extended Term Loans shall bear interest at a fixed rate per annum equal to the Total Cap.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Specified Event of Default any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% per annum plus the rate otherwise applicable to Term Loans as provided in the preceding paragraphs of this Section 2.12; provided that, the overdue principal amount of the outstanding Term Loans shall not bear interest at a rate per annum that exceeds the sum of (i) the Total Cap and (ii) 2.00% per annum; provided, further that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.12(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) Interest computed by reference to the Term SOFR Rate and the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate for such Interest Period (including because the Term SOFR Reference Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, any Borrowing Request that requests a Term SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) Adjusted Daily Simple SOFR so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to the Adjusted Term SOFR Rate applicable to such Term SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing or continuation of Term SOFR Loans to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to (A) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a

Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an Adjusted Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender any other condition, cost or expense (including Taxes, other than Indemnified Taxes or Excluded Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.14 if (i) it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.

SECTION 2.15 Break Funding Payments.

In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith) or (c) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.15, each Lender shall be deemed to have funded each Term SOFR Loan made by it at the Adjusted Term SOFR Rate for such Loan by borrowing at the Adjusted Term SOFR Rate for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.15 will not apply to losses, costs or expenses resulting from Taxes. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.15 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.16 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent (which may include a Loan Party) shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.16), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of amounts payable pursuant to clauses (a) and (b), the Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.16(f)(e)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed originals of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or successor form), or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), executed originals of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, applicable United States Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.16 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit D-4 may be provided by such Lender on behalf of such direct or indirect partner(s)).

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the

Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding any other provision of this Section 2.16(e), a Lender shall not be required to deliver any form or certification that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (i) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (ii) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (iii) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agree promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.16(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.16(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to any Loan Party or any other person.

(g) The agreements in this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.16, the term “Lender” shall include any Participant and the term “Requirements of Law” shall include FATCA.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, shall be made free and clear of and without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

(b) [Reserved].

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a) or Section 2.05(b), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount or any indemnity or compensatory amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or any event gives rise to the operation of Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16 or mitigate the applicability of Section 2.22, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.14 or gives notice under Section 2.22, (ii) the Borrower is required to pay any additional amount or any indemnity or compensatory amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.14, or payments required to be made pursuant to Section 2.16 or a notice given under Section 2.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.19 [Reserved].

SECTION 2.20 Refinancing Amendments.

(a) At any time after the Bridge Extension Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans); provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness received by or on behalf of the Borrower or any of the Restricted Subsidiaries shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20 shall be in an aggregate principal amount that is not less than $5,000,000 and an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.

(b) This Section 2.20 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

SECTION 2.21 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.10(h), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.21(a)(ii).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of such Class of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans of such Class to be held on a pro rata basis by the applicable Lenders of such Class in accordance with their Commitments, whereupon that Lender will cease to be a Defaulting Lender with respect to such Class; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to Adjusted Term SOFR Rate, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans denominated in dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23 Loan Modification Offers.

(a) At any time after the Bridge Extension Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each

Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.23(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.23 shall supersede any provisions in Section 2.17 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers.

Each of the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.

Except as set forth on Schedule 3.03, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02, except to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 No Material Adverse Effect.

Since March 31, 2023, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of the Borrower and the Restricted Subsidiaries has good fee simple, or the equivalent in foreign jurisdictions, title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property material to its business, if any, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Borrower and the Restricted Subsidiaries has all applicable licenses, consents, approvals, registrations, filings and other governmental authorizations needed to (i) operate any Loan Party’s terrestrial facilities, (ii) operate each satellite network of the Borrower and the Restricted Subsidiaries, and (iii) transmit signals to and from its satellite network, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary or their respective facilities or operations (i) is not in compliance with any Environmental Law or any permit, license or other approval required under any Environmental Law, or does not possess all permits, licenses or other approvals required under any Environmental Law for the business as currently operated, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability of the Borrower or any Restricted Subsidiary or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07 Compliance with Laws.

Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings; provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and applicable local standards. There is no proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) with respect to any Multiemployer Plan with respect to which a Loan Party is directly obligated to contribute or Plan sponsored by a Loan Party, no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) with respect to any Multiemployer Plan with respect to which any ERISA Affiliate (other than a Loan Party) is directly obligated to contribute or any Plan (other than any Plan sponsored by a Loan Party), to the knowledge of and the Borrower no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (iii) neither any Loan Party nor, to the knowledge of the Borrower, any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each employee benefit plan (as defined in Section 3(2) of ERISA) sponsored by a Loan Party that is intended to meet the requirements of a “qualified plan” under Section

401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code or is in the form of a prototype or volume submitter plan that has received a favorable opinion letter, in each case from the Internal Revenue Service as to such plan’s qualified status, or an application for such a letter is currently being processed by the Internal Revenue Service, (ii) to the knowledge of the Borrower, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such employee benefit plan, and (iii) there are no pending or, to the knowledge of the Borrower, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

SECTION 3.11 Disclosure.

As of the Effective Date (to the Borrower’s knowledge as it relates to information relating to Inmarsat and its Subsidiaries), all written factual information and written factual data (other than projections, pro forma information, forecasts, projection and forecast assumptions and information of a general economic or industry specific nature) furnished by or on behalf of any of the Borrower and its Restricted Subsidiaries to the Administrative Agent, any Joint Lead Arranger or any Lender in connection with the Inmarsat Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the projections, the Borrower represents only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12 Subsidiaries.

Schedule 3.12 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock issued and outstanding (where applicable), number of Equity Interests owned by Borrower or a Restricted Subsidiary of Borrower (specifying such owner) (where applicable) and jurisdictions of organization of all Restricted Subsidiaries of Borrower as of the Effective Date and specifies which (if any) thereof as of the Effective Date is a Significant Subsidiary and specifies which (if any) Subsidiaries of Borrower as of the Effective Date are Unrestricted Subsidiaries. As of the Effective Date, except as described in Schedule 3.12, the Borrower does not own any Equity Interest or debt security which is convertible, or exchangeable, for Equity Interest in any Person. As of the Effective Date, unless otherwise indicated in Schedule 3.12, all of the outstanding Equity Interests of each Restricted Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase Equity Interests of any such Restricted Subsidiary, and all issued and outstanding Equity Interests that are so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other laws, and are free and clear of all Liens, except for Permitted Liens.

SECTION 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all intellectual property that is reasonably necessary for the operation of its business substantially as currently conducted. To the knowledge of the Borrower, no intellectual property used by the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the intellectual property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the intellectual property is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency.

Immediately after the consummation of each of the transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (c) the Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) the Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to GAAP).

SECTION 3.15 Senior Indebtedness.

The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.

SECTION 3.16 Federal Reserve Regulations.

None of the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or in extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds.

The Borrower will use the proceeds of the Initial Term Loans made on the Effective Date (i) to directly or indirectly finance the Inmarsat Transactions and (ii) for general corporate purposes, which may include refinancing or repayment of Indebtedness, Satellite Activities (including, for the avoidance of doubt, financing costs related to the purchase, launch and operation of satellites), potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures.

SECTION 3.18 Anti-Corruption Laws; Sanctions; PATRIOT Act.

(a) Each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) applicable Sanctions, (ii) Title III of the PATRIOT Act, and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act or any law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials (collectively, “Anti-Corruption Laws”), in each of (i) through (iii), to the extent applicable to the relevant entity in a jurisdiction in which such entity operates.

(b) None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer or employee thereof, is an individual or entity with whom dealings are prohibited by any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Sanctioned Country.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date Utilization.

The obligation of each Lender to make Loans on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower either (i) a counterpart of each of this Agreement and the Fee Letter signed on behalf of the Borrower or (ii) otherwise, written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that the Borrower has signed a counterpart of each of this Agreement and the Fee Letter.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, as New York law counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent. Each applicable party hereby requests such counsel deliver such opinion.

(c) The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, executed by any Responsible Officer of the Borrower, and including or attaching the documents referred to in Section 4.01(d).

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of the Borrower, (ii) signature and (as applicable) incumbency certificates of the Responsible Officers of the Borrower executing the Loan Documents to which it is a party, and (iii) copies of resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, in each case certified as of the Effective Date by a secretary, an assistant secretary or a Responsible Officer of the Borrower as being in full force and effect without modification or amendment.

(e) The Administrative Agent shall have received (or substantially simultaneously with the initial funding of Loans on the Effective Date, shall receive) all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document; provided that a reference to payment of such fees in a request for Borrowing that complies with the requirements set forth in Section 2.03 (including by reference to a funds flow statement) shall be deemed to satisfy this paragraph (e).

(f) [Reserved].

(g) At the time of and immediately after giving effect to the Effective Date no Major Event of Default shall have occurred and be continuing.

(h) The Administrative Agent shall have received a Borrowing Request that complies with the requirements set forth in Section 2.03.

(i) The Joint Lead Arrangers shall have received a copy of the Inmarsat Acquisition Agreement; provided that the Inmarsat Acquisition Agreement shall be deemed to be in the form and substance satisfactory to each Joint Lead Arranger if provided substantially in the form received by the Joint Lead Arrangers on or prior to the date of the Commitment Letter with any amendments or modifications which do not materially and adversely affect the interests of the Term Lenders (taken as a whole) or which have been made with the approval of the Majority Bridge Arrangers (such approval not to be unreasonably withheld, made subject to any condition or delayed).

(j) The Administrative Agent shall have received a copy of a certificate from the Borrower (or any of its relevant Affiliates) (signed by an officer or authorised signatory) confirming that the conditions (other than payment of the purchase price and any other condition that is to be satisfied on, or cannot be satisfied until, the Effective Date) to the Inmarsat Acquisition under the Inmarsat Acquisition Agreement have been (or will on the Effective Date be) satisfied or waived; provided that such certificate shall be deemed to be in form and substance satisfactory to the Joint Lead Arrangers, each Term Lender and the Administrative Agent notwithstanding any amendments or modifications to the relevant conditions which do not materially and adversely affect the interests of the Term Lenders (taken as a whole) under the Loan Documents or which have been made with the approval of the Majority Bridge Arrangers (such approval not to be unreasonably withheld, made subject to any condition or delayed).

(k) The Joint Lead Arrangers shall have received a Group structure chart; provided that such structure chart is not required to be in agreed form or in form or substance satisfactory to the Administrative Agent, the Joint Lead Arrangers or the Lenders.

(l) The Joint Lead Arrangers shall have received a copy of the legal due diligence report prepared by Latham & Watkins LLP dated 31 October 2021 (the “Report”) on a non-reliance basis and subject to each Term Lender having signed all applicable confidentiality / release letters in relation thereto and the relevant Report provider having approved the release of such Report to the relevant Term Lender, provided that such Report shall be deemed to be in form and substance satisfactory to the Joint Lead Arrangers, each Term Lender and the Administrative Agent if provided substantially in the form received by the Joint Lead Arrangers on or prior to 8 November 2021 or with any amendments or modifications which do not materially and adversely affect the interests of the Term Lenders (taken as a whole) under the Loan Documents or which have been made with the approval of the Majority Bridge Arrangers (such approval not to be unreasonably withheld, made subject to any condition or delayed). For the avoidance of doubt, any Loan Party may update any due diligence (including any Reports) from time to time and there shall be no requirement for any such updates to be provided to any Lender (and failure to provide such updates shall not affect the satisfaction of this condition).

(m) At the time of and immediately after giving effect to the Effective Date it has not become unlawful for such Lender to make, or to allow to remain outstanding, any Loans.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the consolidated statements of operations, stockholders’ equity and cash flows, in each case of the Borrower and its Subsidiaries for such fiscal year and (ii) worksheets or other calculations used by the Borrower in determining whether or not Significant Subsidiaries exist as of the Determination Date occurring as of the end of such fiscal year. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall be prepared in accordance with GAAP as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to a “going concern” or like qualification (except as may be required as a result of the impending maturity of any of the Loans);

(b) as soon as practicable, and in any event within 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter in any fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the consolidated statements of operations and cash flows for such fiscal quarter and the portion of the fiscal year ended with such fiscal quarter. Such financial statements shall be certified by the chief financial officer of the Borrower or his or her designated representative as fairly presenting in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related internally prepared unaudited condensed consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five Business Days after any delivery of financial statements under paragraph (a) or (b) above, commencing with the financial statements delivered for the first full fiscal quarter after the Effective Date, a certificate of a Financial Officer certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto

(e) as soon as practicable, and in any event within 120 days after the end of each fiscal year of the Borrower, a budget and projections for the then-current fiscal year in reasonable detail substantially consistent with the budget and projections customarily prepared by the Borrower; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a)(i) and (b) above may be satisfied by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations or (B) the applicable financial statements of any direct or indirect parent of the Borrower; provided that to the extent such information referred to in (A) or (B) above is in lieu of information required to be provided under paragraph (a) above, such materials are accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, an upcoming maturity date of the Loans).

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower files such documents with the SEC, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party; provided that in the event the Borrower withholds information pursuant to this paragraph, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not reveal such non-financial trade secrets or proprietary information, violate applicable law, waive any such privilege or violate such confidentiality obligations.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), 5.01(b), 5.01(c) and 5.01(d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

SECTION 5.02 Notices of Material Events.

Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Subsidiary, or the receipt of a written notice of an Environmental Liability for the Borrower or any Restricted Subsidiary, in each case, that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event with respect to a Plan sponsored by a Loan Party that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 [Reserved].

SECTION 5.04 Existence; Conduct of Business.

The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the material rights, licenses, permits, privileges, franchises and Governmental Approvals that are necessary for the conduct of its business, except to the extent (other than with respect to the preservation of the legal existence of the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Asset Sale permitted by Section 6.04 or any other disposition of assets or property not constituting an Asset Sale permitted under this Agreement.

SECTION 5.05 Payment of Taxes, Etc.

The Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by appropriate proceedings, so long as the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor to the extent required by and in accordance with GAAP, or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business.

SECTION 5.08 Books and Records; Inspection and Audit Rights.

The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain adequate records and books of account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its tangible properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided that (i) such representatives shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Borrower and its Subsidiaries and (ii) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the

Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. The Administrative Agent or any Lender, or any authorized employee, agent or representative shall (i) comply with all sign-in procedures for visitors, (ii) observe all general and safety, security, and governmental regulations in effect at the site, and (iii) observe all rules regarding restricted areas and restricted information as required by the United States Department of Defense.

SECTION 5.09 Compliance with Laws.

The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including ERISA and other applicable pension laws, Environmental Laws and the PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, except that the Borrower and its Restricted Subsidiaries need not comply with any Requirements of Law then being contested by any of them in good faith by appropriate proceedings.

SECTION 5.10 Use of Proceeds.

The Borrower will use the proceeds of the Term Loans solely in accordance with Section 3.17.

SECTION 5.11 Additional Subsidiaries.

(a) The Borrower will cause each future Significant Domestic Subsidiary to promptly execute and deliver to the Administrative Agent (x) no later than 10 Business Days after the first Determination Date (as defined below) following the creation or acquisition of such Significant Domestic Subsidiary (including by way of Division) or the date on which such Subsidiary becomes a Significant Domestic Subsidiary, or (y) in the case of a Significant Domestic Subsidiary created or acquired in connection with a Permitted Acquisition, no later than six (6) months after the consummation of such Permitted Acquisition, in each case (i) the Subsidiary Guaranty and (ii) an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent. For purposes of this Section 5.11, the “Determination Date” shall be the date of delivery of the annual financial statements pursuant to Section 5.01(a).

(b) [Reserved].

(c) [Reserved].

(d) In the event that any ECA Borrower or ECA Guarantor ceases to be party to a Permitted ECA Financing, including due to the repayment of its obligations under such Permitted ECA Financing, and such ECA Borrower or ECA Guarantor is (or would be, but for the fact that it is an ECA Borrower or ECA Guarantor) a Significant Domestic Subsidiary or a Significant Foreign Subsidiary, the Borrower shall comply with this Section 5.11 with respect to such Restricted Subsidiary within 90 calendar days from the date such Restricted Subsidiary ceases to be a party to a Permitted ECA Financing.

SECTION 5.12 [Reserved].

SECTION 5.13 Designation of Subsidiaries.

The Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. Notwithstanding anything to the contrary herein, the Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary if at the time of such designation such Restricted Subsidiary owns any Material Restricted Assets.

SECTION 5.14 [Reserved].

SECTION 5.15 Maintenance of Rating of the Borrower and the Facilities.

The Borrower shall use commercially reasonable efforts to maintain a public corporate credit rating (but not any particular rating) from S&P and a public corporate family rating (but not any particular rating) from Moody’s, in each case in respect of the Borrower.

SECTION 5.16 Lines of Business.

The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business or activities which are extensions thereof or otherwise incidental, reasonably related or ancillary or complementary to, or in furtherance of, any of the foregoing. Any change in the character of the business of the Borrower and the Restricted Subsidiaries resulting from the completion of the Inmarsat Transactions shall not be considered to fundamentally and substantively alter the character of their business.

SECTION 5.17 Transactions with Affiliates.The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transaction) involving aggregate payments or consideration in excess of the greater of $142,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, at the time of such Affiliate transaction, for any individual transaction or series of related transactions, on terms (when taken as a whole) substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to: (i) transactions where the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Borrower, (ii) the payment of fees and expenses related to the Inmarsat Transactions, (iii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns, directly or indirectly (including through an Unrestricted Subsidiary), Equity Interests of or otherwise controls such Person (provided that no Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person), (iv) issuances of Equity Interests of the Borrower and the granting of registration and other customary rights with respect thereto, (v) employment, consulting, service, severance or termination agreements between the Borrower and the Restricted Subsidiaries and any future, current or former directors, officers, employees, managers, consultants or independent contractors of the Borrower or any Restricted Subsidiary (or any direct or indirect parent of the Borrower to the extent such agreements or arrangements are in respect of services performed for the Borrower or any of its Restricted Subsidiaries) and the payment of compensation or expense reimbursement to any such Person, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interests, subscription agreements, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans provided to or on behalf of any such Person, in each case in the ordinary course of business or otherwise in connection with the Inmarsat Transactions (including loans, advances and guarantees pursuant to clause (16) of the definition of “Permitted Investments” or any cancellation thereof), (vi) payments by the Borrower and the Restricted Subsidiaries in respect of any Tax relief or pursuant to any tax sharing agreement or arrangement among the Borrower and the Restricted Subsidiaries and other Persons with which the Borrower or any of its Restricted Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Borrower or any Restricted Subsidiary is a part of a group for tax purposes, (vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business, (viii) transactions pursuant to agreements or arrangements in existence or contemplated on the Effective Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (ix) payments to or from, and transactions with, any Unrestricted Subsidiary or joint venture in the ordinary course of business, (x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms (when taken as a whole) that are not materially less favorable than those as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the Borrower), (xi) sales of accounts receivable, or participations therein, or Receivables Assets or related assets in connection with or any Receivables Facility, (xii) transactions pursuant to agreements or arrangements between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (xiii) the entry into or performance by the Borrower or any of its Restricted Subsidiaries of obligations under any joint venture agreement, stockholders agreement, partnership agreement, LLC agreement and other similar agreement (including any registration rights agreement or purchase agreement related thereto), (xiv) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement, and (xv) any other (A) Indebtedness permitted under Section 6.01 and Liens permitted under Section 6.02; provided that such Indebtedness and Liens are on terms which are fair and reasonable to the Borrower and its Subsidiaries as determined by the majority of disinterested members of the board of directors of the Borrower or such other Subsidiary and (B) transactions permitted under Section 6.03, Permitted Investments and Restricted Payments permitted under Section 6.05 (other than pursuant to Section 6.05(b)(xv)).

SECTION 5.18 Exchange Notes.

(a) Notwithstanding anything to the contrary herein, including Section 2.17(c) (which provisions shall not be applicable to this Section 5.18), on the Bridge Extension Date and on the fifteenth calendar day of each month thereafter (or, in the each case, the immediately succeeding Business Date if such date is not a Business Day), upon receipt of an Initial Exchange Notes request and following any irrevocable written request thereafter received by the Borrower from any Lender holding Extended Term Loans (a “Subsequent Exchange Request” and, together with the Initial Exchange Notes Request, each an “Exchange Request”), the Borrower shall:

(i) in each case, if the Exchange Notes Indenture has not previously been executed and delivered, (a) select a bank or trust company reasonably acceptable to the Majority Bridge Arrangers to act as Exchange Notes Trustee, (b) execute and deliver, cause each other Loan Party to execute and deliver and cause the Exchange Notes Trustee to execute and deliver, the Exchange Notes Indenture and (c) use commercially reasonably efforts to cause counsel to the Borrower to deliver to the Exchange Notes Trustee an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by counsel to the Borrower and the Exchange Notes Trustee (including, without limitation, with respect to due authorization, execution and delivery, validity, and enforceability of the Exchange Notes Indenture);

(ii) execute and deliver to such Lender, in accordance with the Exchange Notes Indenture, an Exchange Note bearing interest at a fixed rate per annum equal to the Total Cap in exchange for such Extended Term Loans dated as of the date of the issuance of such Exchange Note, payable to the order of such Lender in the same principal amount as such Extended Term Loans (or portion thereof) being exchanged;

(iii) if reasonably requested by the applicable Joint Lead Arrangers, the Borrower shall use commercially reasonable efforts (but not more than two times) to deliver to the Joint Lead Arrangers all Offering Information and an Offering Document and use commercially reasonable efforts to update such Offering Document from time to time to reflect material changes or developments with respect to the Borrower and its Subsidiaries;

(iv) the Borrower shall (x) have caused its counsel to deliver to the applicable Joint Lead Arrangers executed legal opinions in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and such Joint Lead Arrangers (including, without limitation, to the extent customary for the Borrower’s counsel to opine on such matters, with respect to due authorization, execution and delivery, validity and enforceability of the Exchange Notes and the Exchange Notes Indenture (including the guarantees contained therein)) and (y) if the applicable Joint Lead Arrangers request the Borrower to prepare an Offering Document under clause (iii) above, use commercially reasonable efforts to cause (A) its counsel to deliver to the such Joint Lead Arrangers a customary 10b-5 letter with respect to such offering memorandum and (B) its independent registered public accountants to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in such offering memorandum; and

(v) if requested by the applicable Joint Lead Arrangers, the Borrower shall have used commercially reasonable efforts to obtain public ratings for the Exchange Notes from Moody’s and S&P;

Each Exchange Request shall specify the principal amount of the Extended Term Loans to be exchanged pursuant to this Section 5.18. Extended Term Loans delivered to the Borrower under this Section 5.18 in exchange for Exchange Notes shall be canceled by the Borrower, and the corresponding amount of the Extended Term Loans deemed repaid and the Exchange Notes shall be governed by, and construed in accordance with, the terms of the Exchange Notes Indenture.

(c) The Exchange Notes Trustee shall have a combined capital and surplus of at least $500,000,000 as set forth in its most recently published annual report of condition.

(d) It is understood and agreed that the Extended Term Loans exchanged for Exchange Notes constitute the same Indebtedness as such Exchange Notes and that no novation shall be effected by any such exchange.

SECTION 5.19 Securities Demand.

(a) Each of the Borrower and the Joint Lead Arrangers (as applicable) shall comply with the provisions set forth under the heading “Securities Demand” in the Fee Letter (subject to the limitations and exceptions set forth therein); provided that the documentation for the Demand Securities shall be consistent with the Description of Senior Unsecured Exchange Notes.

(b) Subject to and not limiting the provisions set forth under the heading “Securities Demand” in the Fee Letter, the Borrower shall (i) promptly, but in any event no later than 5 Business Days after the delivery of a Securities Demand, use commercially reasonable efforts to deliver to the Joint Lead Arrangers all Offering Information and an Offering Document and use commercially reasonable efforts to update such Offering Document from time to time to reflect material changes or developments with respect to the Borrower and its Subsidiaries, (ii) use commercially reasonable efforts to arrange for the delivery (x) of an opinion and negative assurance letter by Latham & Watkins LLP, special counsel to the Borrower, and, if applicable and customary for offerings of this type, of an opinion by local counsel for each of the applicable guarantors, in each case, in form and substance substantially consistent with such documentation delivered in respect of the Senior Secured Term Loan Agreement (as modified for an unsecured notes offering) and (y) such further certificates and documents as the applicable Lenders may reasonably request, (iii) cooperate with any customary due diligence review conducted by the Lenders and their counsel, including, without limitation, providing information and making available documents and senior corporate officers, during normal business hours, as the Lenders may reasonably request from time to time, (iv) use commercially reasonable efforts to procure a public rating (but not any specific rating) in respect of the Demand Securities from each of S&P and Moody’s and (v) cooperate in assisting the Investment Banks (as defined in the Fee Letter) with a customary “high-yield road show” relating to the Demand Securities. The Borrower further agrees to notify the Investment Banks promptly of all developments materially affecting any ongoing offering of the Demand Securities and to promptly update the Offering Document for any such developments. In addition, if the most recent financial statements delivered by the Borrower pursuant to Section 5.01 have a balance sheet date more than 134 days old, the period for delivering a Securities Demand pursuant to the Fee Letter shall be extended by the aggregate number of days until such time as the Borrower delivers updated financial statements with a balance sheet date less than 135 days old and, if applicable, corresponding pro forma financial statements as of and for the related fiscal period. Notwithstanding anything herein to the contrary, the failure to comply with the provisions of this Section 5.19 will result in a Demand Failure Event and not result in a default or an Event of Default.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Termination Date, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Interests.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower shall not issue any shares of Disqualified Equity Interests and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Equity Interests or Preferred Stock; provided, that, from and after the Bridge Extension Date, the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Equity Interests, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Equity

Interests and issue shares of Preferred Stock, if the Total Net Leverage Ratio of the Borrower and the Restricted Subsidiaries, after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, shall not exceed 4.10 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Equity Interests or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period); provided, further, however, that, on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Non-Guarantor Subsidiaries pursuant to clauses (xi)(b), (xvi) and (xxvi)(A) of Section 6.01(b), no more than the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this paragraph shall be incurred or issued, as applicable, by Non-Guarantor Subsidiaries; provided, further, however, that any Indebtedness incurred pursuant to this Section 6.01(a) (i) does not have a maturity date earlier than (x) in the case of Indebtedness incurred prior to the Bridge Extension Date, the Bridge Extension Date and (y) in the case of Indebtedness incurred following the Bridge Extension Date but prior to the Final Maturity Date, the Final Maturity Date and (ii) does not have a shorter Weighted Average Life to Maturity than (x) in the case of Indebtedness incurred prior to the Bridge Extension Date, the then remaining Initial Term Loans and (y) in the case of Indebtedness incurred following the Bridge Extension Date and prior to the Final Maturity Date, the then remaining Term Loans; provided, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any other Investment not prohibited by Section 6.05 (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.

(b) The provisions of Section 6.01(a) hereof shall not apply to:

(i) Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20) and any Credit Agreement Refinancing Indebtedness, any Unsecured Notes, the Demand Securities and any Exchange Notes, in an aggregate principal amount under this clause (a) not to exceed $733,400,000;

(ii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in clauses (i) and (xxiv) of this Section 6.01(b));

(iii) Indebtedness (including Capitalized Lease Obligations), Disqualified Equity Interests and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance all or any part of (x) the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other assets (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (y) the design, repair or maintenance of any Other Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (z) satellite launch or in-orbit insurance premiums or launch services, (so long as, in the case of Indebtedness other than Capitalized Lease Obligations: (A) the Indebtedness incurred shall not exceed one hundred percent (100%) of the price or cost of the purchase, lease, construction, installation, improvement, design, repair or maintenance of such property, equipment or other assets or such premiums or launch services, as applicable, and (B) such Indebtedness shall be incurred concurrently with or within twelve (12) months following the purchase, lease, construction, installation, improvement, design, repair or maintenance of such property, equipment or other assets or incurrence of such premiums or launch services, as applicable); provided that, at the time of any such incurrence of Indebtedness,

Disqualified Equity Interests or Preferred Stock (and after giving Pro Forma Effect thereto), the aggregate amount of Indebtedness, Disqualified Equity Interests and Preferred Stock incurred pursuant to this clause (iii), when aggregated with the outstanding principal amount of Refinancing Indebtedness in respect of Indebtedness, Disqualified Equity Interests and Preferred Stock initially incurred in reliance on this clause (iii), does not exceed the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(iv) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(v) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with the Inmarsat Acquisition, any acquisition or other investment or any disposition, in each case, not prohibited hereunder;

(vi) Indebtedness of the Borrower owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party is expressly subordinated in right of payment to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vi);

(vii) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party, such Indebtedness is expressly subordinated in right of payment to the Loan Document Obligations (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations incurred not for speculative purposes;

(x) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xi) (a) from and after the Bridge Extension Date, Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any Restricted Subsidiary equal to 100% of the net cash proceeds received by the Borrower since immediately after the Effective Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower or any Restricted Subsidiary (in each case, other than Excluded Contributions or proceeds of Disqualified Equity Interests or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 6.05(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 6.05(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred pursuant to this clause (xi)(b) and the outstanding amount of Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred as permitted under this clause (xi)(b) or any Indebtedness, Disqualified Equity Interests or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Equity Interests or Preferred Stock, does not, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), exceed the sum of (x) the greater of $710,000,000 and 50% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis and (y) an additional amount of Indebtedness in lieu of Restricted Payments permitted under Section 6.05 (it being understood that such Indebtedness shall be deemed a Restricted Payment for purposes of compliance with Section 6.05) (it being understood that any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (xi)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (xi)(b) but shall be deemed incurred for the purposes of Section 6.01(a) hereof from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or Preferred Stock under Section 6.01(a) hereof without reliance on this clause (xi)(b)); provided that on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Non-Guarantor Subsidiaries pursuant to Section 6.01(a), this clause (xi)(b)(x) of this Section 6.01(b) and clauses (xvi) and (xxvi)(A) of this Section 6.01(b), no more than the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, shall be incurred or issued, as applicable, by Non-Guarantor Subsidiaries; provided, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or any other Investment not prohibited by Section 6.05 (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(xii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or issuance by the Borrower or any Restricted Subsidiary, of the Borrower of Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any Restricted Subsidiary which serves to refund, refinance, replace, exchange, redeem, retire, repay, renew, extend or defease (collectively, “refinance” and “refinances”, with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Section 6.01(a) hereof and clauses (ii), (iii) and (xi) of this Section 6.01(b), this clause (xii) and clauses (xvi), (xix), (xxiv), (xxvi), (xxix), (xxx), (xxxi), (xxxiii), (xxxiv) or (xxxv) of this Section 6.01(b) or any Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued to so refinance such Indebtedness, Disqualified Equity Interests or Preferred Stock including additional Indebtedness, Disqualified Equity Interests or Preferred Stock incurred to pay interest, premiums (including tender premiums), defeasance costs and/or fees in connection therewith (the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being refinanced,

(B) [reserved],

(C) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Loan Document Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Loan Document Obligations at least to the same extent as the Indebtedness being refinanced, and (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively, and

(D) shall not include:

(1) Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower;

(2) Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Equity Interests or Preferred Stock of an Unrestricted Subsidiary;

(xiii) Indebtedness in respect of Cash Management Obligations, Bank Products provided by banks or other financial institutions to the Borrower and its Restricted Subsidiaries in the ordinary course of business and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to credit facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xv) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement or any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower so long as the incurrence of such Indebtedness incurred by the Borrower is permitted under the terms of this Agreement;

(xvi) Indebtedness, Disqualified Equity Interests or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance any investment or acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary; provided that, at the time of any such incurrence of Indebtedness, Disqualified Equity Interests or Preferred Stock (and after giving Pro Forma Effect thereto), the aggregate principal amount of such Indebtedness, Disqualified Equity Interests or Preferred Stock incurred under this clause (xvi), when aggregated with the outstanding principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock of the Borrower or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred as permitted under this clause (xvi) or any Indebtedness, Disqualified Equity Interests or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Equity Interests or Preferred Stock, does not exceed the greater of $284,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate (it being understood that any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred pursuant to this clause (xvi) shall cease to be deemed incurred or outstanding for purposes of this clause (xvi) but shall be deemed incurred for the purposes of Section 6.01(a)) hereof from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Equity Interests or Preferred Stock under Section 6.01(a) hereof without reliance on this clause (xvi)); provided, further, however, that, on a Pro Forma Basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 6.01(a), clauses (xi)(b) and (xxvi)(A) of this Section 6.01(b) and this clause (xvi) of this Section 6.01(b) no more than the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Subsidiary Guarantors; provided, further, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of Section 6.05 hereof (or of any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(xvii) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements;

(xviii) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 6.05(b) hereof;

(xix) Indebtedness of any Non-Guarantor Subsidiary; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate principal amount of Indebtedness incurred under this clause (xix), when aggregated with the outstanding principal amount of Indebtedness of any Non-Guarantor Subsidiary which serves to refinance any Indebtedness incurred as permitted under this clause (xix) or any Indebtedness issued to so refund or refinance such Indebtedness, does not exceed the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis, in the aggregate (it being understood that any Indebtedness incurred pursuant to this clause (xix) shall cease to be deemed incurred or outstanding for purposes of this clause (xix) but shall be deemed incurred for the purposes of Section 6.01(a) hereof from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (xix)); provided, further, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an Investment not prohibited this Agreement (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such Investment;

(xx) Indebtedness representing deferred compensation or stock-based compensation owed to employees of direct or indirect parent companies of the Borrower or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or in connection with the Inmarsat Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(xxi) Settlement Indebtedness;

(xxii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods or services;

(xxiii) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(xxiv) additional Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (A) the sum of (a) the aggregate principal amount of revolving commitments and outstanding revolving loans under the Senior Secured Revolving Credit Facility on the Effective Date, plus (b) an aggregate principal amount of up to $1,316,700,000 of Indebtedness under the Senior Secured Term Loan Agreements, plus (c) the Senior Secured Notes, plus (d) Indebtedness of Inmarsat and its Restricted Subsidiaries consisting of the Inmarsat Senior Secured Indebtedness in an aggregate principal amount outstanding not exceeding $4,485,000,000 plus (e) from and after the Bridge Extension Date, the greater of $375,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; provided that such amount shall be reduced by the amount of any refinancing of such Indebtedness with Indebtedness of the Borrower and its Restricted Subsidiaries (other than Inmarsat and its Restricted Subsidiaries) and (B) an unlimited amount of Secured Indebtedness so long as, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Senior Secured Net Leverage Ratio of the Borrower and its Restricted Subsidiaries would not exceed 2.65 to 1.00;

(xxv) [reserved];

(xxvi) From and after the Bridge Extension Date, Indebtedness, Disqualified Equity Interests or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance any investment or acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, that after giving effect to such acquisition, investment, merger, amalgamation or consolidation either:

(A) either the Total Net Leverage Ratio of the Borrower and the Restricted Subsidiaries, after giving effect to the incurrence of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, and the use of proceeds thereof, shall either (x) not exceed 4.10 to 1.00 or (y) not exceed the Total Net Leverage Ratio immediately prior to such incurrence; provided, that, together with any amounts incurred or issued, as applicable, and outstanding by Non-Guarantor Subsidiaries pursuant to Section 6.01(a) and clauses (xi)(b) and (xvi), no more than the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period, of Indebtedness, Disqualified Equity Interests or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this Section 6.01(xxvi)(A) shall be incurred or issued, as applicable by Non-Guarantor Subsidiaries; or

(B) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary); provided that, in the case of this clause (B), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(xxvii) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Effective Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxviii) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities, any Permitted Tax Restructuring and related transactions;

(xxix) to the extent constituting Indebtedness, obligations under or in respect of Receivables Facilities; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate principal amount of Indebtedness pursuant to this clause (xxix), when aggregated with the outstanding principal amount of Indebtedness incurred in reliance on clause (xxx) and the outstanding principal amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (xxix) or clause (xxx), does not exceed the greater of $142,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(xxx) Indebtedness incurred in connection with any Sale and Lease-Back Transaction; provided that, at the time of any such incurrence of Indebtedness (and after giving Pro Forma Effect thereto), the aggregate principal amount of Indebtedness pursuant to this clause (xxx), when aggregated with the outstanding principal amount of Indebtedness incurred in reliance on clause (xxix) and the outstanding principal amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (xxx) or clause (xxix), does not exceed the greater of $142,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(xxxi) Indebtedness under the Senior Unsecured Notes and any Refinancing Indebtedness in respect thereof;

(xxxii) Indebtedness in respect of letters of credit and bank guarantees and similar instruments in an aggregate principal amount outstanding not exceeding the greater of $142,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis;

(xxxiii) [reserved];

(xxxiv) [reserved];

(xxxv) Indebtedness of (i) any ECA Borrower and any ECA Guarantor under a Permitted ECA Financing and (ii) any Foreign Subsidiary that is a Restricted Subsidiary; provided that if immediately before or after giving effect to the incurrence of any such Indebtedness the Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom and treating any Indebtedness incurred in reliance on this clause (xxxv) as Consolidated Senior Secured Indebtedness) exceeds 3.00 to 1.00, then no additional Indebtedness may be incurred under this clause (xxxv) if (or that would otherwise cause) the aggregate outstanding principal amount of all Indebtedness under this clause (xxxv) incurred at a time when the Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom and treating any Indebtedness incurred in reliance on this clause (xxxv) as Consolidated Senior Secured Indebtedness) exceeded 3.00 to 1.00 would exceed the sum of (A) $50,000,000 plus (B) 10% of Consolidated EBITDA for the most recently ended Test Period, calculated on a Pro Forma Basis; and

(xxxvi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxv) above.

(c) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in clauses (i) through (xxxii) of Section 6.01(b) hereof or is entitled to be incurred pursuant to Section 6.01(a) hereof, the Borrower, in its sole discretion, shall classify or reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in one of the above clauses or in Section 6.01(a); provided that (A) all Indebtedness under this Agreement incurred on or after the Effective Date shall be deemed to have been incurred pursuant to Section 6.01(b)(i) and (B) that all Indebtedness under the Senior Secured Revolving Facility, the Senior Secured Term Loan Agreements, the Senior Secured Notes and the Inmarsat Senior Secured Indebtedness, together with all Guarantees of the foregoing, will be deemed to have been incurred pursuant to Section 6.01(b)(xxiv)(A), and all Indebtedness under the Senior Unsecured Notes, together with all Guarantees of the foregoing, will be deemed to have been incurred pursuant to Section 6.01(b)(xxxi), and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness;

(ii) at the time of incurrence or reclassification, the Borrower shall be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and 6.01(b) hereof (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 6.01(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 6.01(a) from and after the first date on which the Borrower or its Restricted Subsidiaries could have incurred such Indebtedness under Section 6.01(a) without reliance on such clause of Section 6.01(b));

(iii) for all purposes under this Agreement (including, for purposes of calculating the the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio), in connection with the incurrence or assumption of any Indebtedness or Lien, the Borrower may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (including the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred or assumed (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount so elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred or assumed as of such election date, and, if such Senior Secured Net Leverage Ratio or Total Net Leverage Ratio or other provision of this Agreement, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 6.01 or the definition of “Permitted Liens”, as applicable, whether or not the Senior Secured Net Leverage Ratio or Total Net Leverage Ratio or other provision of this Agreement, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default), for so long as such commitments are outstanding or until the Borrower revokes an election of a Reserved Indebtedness Amount, and such Indebtedness shall be deemed to be outstanding for purposes of the calculation of the Senior Secured Net Leverage Ratio or Total Net Leverage Ratio or other provision of this Agreement, as applicable, until the Borrower revokes an election of a Reserved Indebtedness Amount;

(iv) accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock for purposes of this Section 6.01;

(v) for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(vi) the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;

(vii) in the case of any refinancing of any Indebtedness permitted under Section 6.01(a) and clause (ii), (iii), (xi)(a), (xii), (xvi) or (xix) of Section 6.01(b) hereof or any portion thereof, the amount of Indebtedness being incurred to finance the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing shall not be deemed to be an incurrence or issuance of Indebtedness for purposes of this covenant, and the principal amount of any Disqualified Equity Interests of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii) notwithstanding anything in this Section 6.01 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on clause (iii), (xi)(b), or (xix) of Section 6.01(b) hereof, measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance, costs and fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(ix) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be separately included; and

(x) pursuant to this Agreement (x) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (y) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 6.02 Liens.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any asset or property of the Borrower or a Restricted Subsidiary or proceeds thereof, unless:

(i) in the case of Liens securing Subordinated Indebtedness, to the extent the Loan Document Obligations and the Subsidiary Guarantees are secured by a Lien on such assets or property and the proceeds thereof that is senior in priority to such Liens; or

(ii) in all other cases, to the extent the Loan Document Obligations and any Subsidiary Guarantee are secured by a Lien on such assets or property and the proceeds thereof equally and ratably with or prior to such Liens.

(b) Any Lien that is granted to secure the Loan Document Obligations and any Subsidiary Guarantee pursuant to this covenant shall be automatically and unconditionally released and discharged at the same time as the release and discharge of the Lien that gave rise to the obligation to secure the Loan Document Obligations or the Subsidiary Guarantee under the preceding paragraph.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 6.03 Fundamental Changes.

(a) The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict the Borrower or any Restricted Subsidiary from changing its organizational form), except that:

(i) any Restricted Subsidiary other than the Borrower may merge, amalgamate or consolidate with or into (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more Restricted Subsidiaries other than the Borrower; provided that when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary other than the Borrower (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.05;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary other than the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole;

(iii) any Restricted Subsidiary other than the Borrower may make a disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment in a Restricted Subsidiary that is not a Loan Party, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.05 or (C) to the extent constituting a disposition to a Restricted Subsidiary that is not a Loan Party, such disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.05;

(iv) the Borrower may merge, amalgamate or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Entity”), (1) the Successor Entity shall be an entity organized or existing under the laws of, in the case of the Borrower, the United States, any State thereof or the District of Columbia, (2) the Successor Entity shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee shall apply to the Successor Entity’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Limited Condition Transaction, no Specified Event of Default) shall exist after giving effect to such merger, amalgamation or consolidation and (z) if the foregoing requirements are satisfied, the Successor Entity will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided, further, that the Borrower will use commercially reasonable efforts to provide any documentation and other information about the Successor Entity as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the PATRIOT Act;

(v) any Restricted Subsidiary other than the Borrower may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.05; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Section 5.11; and

(vi) any Restricted Subsidiary other than the Borrower may effect a merger, dissolution, liquidation consolidation or amalgamation (or dispose of all or substantially all of its assets) to effect an Asset Sale permitted pursuant to Section 6.04 or any other disposition not constituting an Asset Sale.

SECTION 6.04 Asset Sales.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) The Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower at the time of contractually agreeing to such Asset Sale) of the assets, property or Equity Interests sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, if the assets, property or Equity Interests sold or otherwise disposed of have a Fair Market Value in excess of the greater of $365,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period at the time of such disposition, calculated on a Pro Forma Basis, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loan Obligations) that are extinguished, terminated or canceled in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets, property or Equity Interests (or a third party in connection with such transfer), in each case, pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability therefor;

(B) any securities, notes or other obligations or other assets or property received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the receipt thereof;

(C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or any Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale in accordance with the terms of this Agreement;

(D) consideration consisting of Indebtedness of the Borrower or a Subsidiary Guarantor (other than intercompany debt owed to the Borrower or any Restricted Subsidiary and other than Subordinated Indebtedness) received after the Effective Date from Persons who are not the Borrower or any Restricted Subsidiary;

(E) any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of $213,000,000 and 15% of Consolidated EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-cash Consideration, calculated on a Pro Forma Basis (with the Fair Market Value of each such item of Designated Non-cash Consideration being measured pursuant to this clause (E) at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value); and

(F) any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 2.10(c)(ii);

shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose. Notwithstanding the foregoing, the 75% limitation referred to in clause (a)(ii) shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents and/or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, if the proceeds before tax would have complied with the aforementioned 75% limitation.

(b) Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Borrower or any Restricted Subsidiary shall apply an amount equal to the Net Proceeds from such Asset Sale,

(i) to reduce, prepay, repay or purchase (i) obligations in respect of Secured Indebtedness, and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto, (ii) obligations in respect of the Term Loans or any other Indebtedness (other than Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary, other than Indebtedness owed to the Borrower or any Restricted Subsidiary (and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto) or (iii) obligations in respect of Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Borrower or another Restricted Subsidiary;

(ii) (A) to make an investment in, purchase or otherwise acquire any one or more businesses, assets (other than working capital assets), properties or capital expenditures, in each case used or useful in a Similar Business or to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition; provided, that if such investment, purchase or acquisition is in the form of the acquisition of Equity Interests of a Person, such investment, purchase or acquisition results in such Person becoming a Restricted Subsidiary; or

(iii) to make an investment in, purchase or otherwise acquire any one or more businesses, assets (other than working capital assets) or properties that replace the businesses, assets and/or properties that are the subject to such Asset Sale;

provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with clause (ii) or (iii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in clause (ii) or (iii) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”).

(c) Notwithstanding the foregoing, to the extent that repatriation to the United States of any or all of the Net Proceeds of any Asset Sales received or deemed to be received by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law, (y) is restricted by applicable organizational documents or ay agreement, or (z) would have an adverse tax consequence (which, for the avoidance of doubt, includes, but is not limited to, any prepayment out of Net Proceeds whereby doing so the Borrower or any of its Subsidiaries or their respective affiliates and/or equity owners would incur a tax liability, including a tax dividend, deemed divided pursuant to Code Section 956 or a withholding tax) or otherwise be subject to other onerous organizational or administrative impediments from being repatriated to the United States, as determined by the Borrower in its sole discretion, the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 6.04; provided that clause (x) of this Section 6.04(c) shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Proceeds is permitted under the applicable local law and is not subject to clause (y) or (z) of this Section 6.04(c), then, such repatriation will be promptly effected and such repatriated Net Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 6.04. The time periods set forth in Section 6.04(b) shall not start until such time as the Net Proceeds may be repatriated (whether or not such repatriation actually occurs).

(d) Pending the final application of any Net Proceeds pursuant to this Section 6.04, the Borrower and its Restricted Subsidiaries may apply such Net Proceeds to temporarily reduce Indebtedness outstanding under the Senior Secured Revolving Credit Facility or any other revolving credit facility or otherwise invest or use such Net Proceeds in any manner not prohibited by this Agreement. The Borrower or any Restricted Subsidiary, as the case may be, may elect to invest in the Borrower and its Subsidiaries prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b)(iv) above with respect to such Asset Sale.

(e) Notwithstanding anything to the contrary herein (including in the definition of “Asset Sale”), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of, whether in a single transaction or a series of related transactions, to any Unrestricted Subsidiary or any Non-Guarantor Subsidiary, any Material Restricted Assets; provided, however, that the Borrower may, and may permit any of its Restricted Subsidiaries to, transfer any Satellite that is a Material Restricted Asset to an SPV Satellite Company to the extent that such transfer is required by applicable regulatory requirements or failure to transfer the Satellite to an SPV Satellite Company would result in material adverse tax consequences to the Borrower and its Restricted Subsidiaries. The Borrower shall not permit any SPV Satellite Company to engage in any activities other than owning and operating a Satellite and activities incidental thereto, or to incur any Indebtedness for borrowed money (other than Indebtedness owing to the Borrower or a Subsidiary Guarantor or the Restricted Subsidiary from which such Satellite was acquired).

SECTION 6.05 Limitation on Restricted Payments.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

(i) declare or pay any dividend or make any payment or distribution on account of the Borrower’s, or any of its Restricted Subsidiaries’, Equity Interests (including any dividend or distribution payable in connection with any merger, amalgamation or consolidation) other than from and after the Bridge Extension Date:

(A) dividends or distributions by the Borrower payable solely in Equity Interests (other than any Disqualified Equity Interests of the Borrower) or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary of the Borrower, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under Section 6.01(b)(vi), (vii) and (viii);

(B) prepayments, redemptions, repurchases, defeasances and other payments in respect of Subordinated Indebtedness prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(iv) make any Restricted Investment,

(the payments and other actions set forth in clause (iii) (other than the exceptions thereto) above being collectively referred to as “Restricted Debt Payments”, and all such payments and other actions set forth in clauses (i) through (iv) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made (and not returned or rescinded) by the Borrower and its Restricted Subsidiaries under this Section 6.05(a)(C) after the Effective Date (excluding all other Restricted Payments permitted by Section 6.05(b) hereof), would not exceed the sum of (without duplication) (the sum or the amounts attributable to clauses (1) through (10) below is referred to herein as the “Available Amount”):

(1) 50% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) beginning on April 1, 2016 to the end of the most recently ended Test Period at the time of such Restricted Payment (which amount shall not be less than zero); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of assets or property received by the Borrower since the Bridge Extension Date (other than to the extent such net cash proceeds have been used to incur Indebtedness or issue any Disqualified Equity Interests or Preferred Stock pursuant to clause (xi)(a) of Section 6.01(b) hereof) from the issue or sale of:

i. (A) Equity Interests of the Borrower, including Treasury Capital Stock or any warrants, options or other rights to purchase or acquire Equity Interests of the Borrower, and including Equity Interests of the Borrower, and including Equity Interests issued upon the exercise of warrants or options or as a result of a merger, amalgamation or consolidation with another Person, but excluding cash proceeds and the Fair Market Value, as determined in good faith by the Borrower, of marketable securities or other property received from the sale of: Equity

Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or any of the Borrower’s Subsidiaries after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 6.05(b)(iv) hereof; and

ii. debt securities of the Borrower or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Borrower or a direct or indirect parent company of the Borrower;

provided, however, that this clause (2) shall not include the proceeds from (V) issuance of Equity Interests or debt securities in connection with the Inmarsat Acquisition, (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Equity Interests or debt securities that have been converted into Disqualified Equity Interests or (Z) Excluded Contributions; plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of assets or property contributed to the capital of the Borrower after the Bridge Extension Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue any Disqualified Equity Interests or Preferred Stock pursuant to clause (xi)(a) of Section 6.01(b) hereof, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions; plus

(4) 100.0% of any cash dividends or cash distributions received directly or indirectly by the Borrower or a Restricted Subsidiary after the Bridge Extension Date from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income; plus

(5) the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange subsequent to the Bridge Extension Date of any Indebtedness of the Borrower or its Restricted Subsidiaries (other than debt owing to and held by a Subsidiary of the Borrower) convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other assets or property, distributed by the Borrower upon such conversion or exchange); plus

(6) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets or other property received by the Borrower or a Restricted Subsidiary from and after the Bridge Extension Date from:

i. the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries, repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary), and prepayments or repayments of loans or advances or other transfers of assets or property (including by way of dividend or distribution) by any such Person to the Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments); or

ii. the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution or dividend from a Person that is not a Restricted Subsidiary; plus

(7) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Bridge Extension Date, or the liquidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets or at the time of such liquidation (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred) other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.05(b)(xi) or to the extent such Investment constituted a Permitted Investment; plus

(8) [reserved]; plus

(9) the greater of (i) $426,000,000 and (ii) 30% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis; plus

(10) the aggregate amount of any cash overfunding and the proceeds from the sale of any accounts receivable, royalty or other similar rights to payment and any other assets related thereto that are not reflected on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

(b) The provisions of Section 6.05(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution, or the consummation of any redemption, within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, as the case may be, would have complied with this Section 6.05;

(ii) (A) the redemption, purchase, repurchase, defeasance, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, in each case, in exchange for, or out of the proceeds of the issuance or sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the capital of the Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the issuance or sale (other than to the Borrower or a Restricted Subsidiary) of the Refunding Capital Stock and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 6.05(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, purchase, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the issuance, sale or incurrence of, new Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor or (ii) Disqualified Equity Interests of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of the Borrower or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 6.01 hereof;

(iv) the redemption, purchase, repurchase, defeasance, retirement, cancellation, settlement or other acquisition of any Equity Interests (or Restricted Payments by the Borrower or any Restricted Subsidiary to finance any such redemption, purchase, repurchase, defeasance, retirement, cancellation, settlement or other acquisition) held, directly or indirectly, by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any Subsidiary or their assigns, estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv) Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any Subsidiary or their assigns, estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any stock option or stock appreciation plan or management, director and/or employee stock ownership, equity or incentive plan or any other management or employee benefit plan, employment termination agreement or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that the aggregate amounts paid under this clause (iv) shall not to exceed $5,000,000 in the aggregate in any fiscal year of the Borrower; provided that if at the end of the applicable fiscal year, Restricted Payments made pursuant to this clause (iv) are less than $5,000,000 in the aggregate in such fiscal year, then the amount by which $5,000,000 exceeds the Restricted Payments made in such fiscal year pursuant to this clause (iv) may be carried forward and included in the aggregate amount of Restricted Payments permitted to be made in succeeding fiscal years pursuant to this clause (iv); provided that such amount in any calendar year may be increased by:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or any of the Borrower’s Subsidiaries after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 6.05(a) hereof; plus

(B) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date; plus

(C) the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided further that (i) cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of the board of directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01 hereof;

(vi) the purchase, redemption, acquisition, cancellation or other retirement of any Equity Interests of the Borrower or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Borrower, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Borrower or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;

(vii) [reserved];

(viii) [reserved];

(ix) [reserved];

(x) Restricted Payments that are made in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) from and after the Bridge Extension Date, other Restricted Payments (other than Restricted Debt Payments) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) not to exceed in any fiscal year of the Borrower, the greater of (i) $60,000,000 in the aggregate and (ii) an amount equal to 10% of Consolidated EBITDA for the most recently ended Test Period at the time made;

(xii) distributions or payments of Receivables Fees;

(xiii) Restricted Payments made as part of or to consummate the Inmarsat Transactions;

(xiv) from and after the Bridge Extension Date, Restricted Debt Payments in an aggregate principal amount taken together with all other Restricted Debt Payments made pursuant to this clause (xiv) not to exceed the sum of (i) the greater of $426,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period at the time made, calculated on a Pro Forma Basis and (ii) the Available Restricted Payments Amount;

(xv) payments of cash by the Borrower or any Subsidiary issuer to a holder of convertible Indebtedness upon conversion or exchange of such Indebtedness;

(xvi) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or any Restricted Subsidiary by, Unrestricted Subsidiaries (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets) (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvii) from and after the Bridge Extension Date, any other Restricted Payment; provided that (i) on a Pro Forma Basis after giving effect to such Restricted Payment, (x) with respect to any Restricted Payment, other than a Restricted Debt Payment, the Total Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (y) with respect to any Restricted Debt Payments, the Total Net Leverage Ratio is equal to or less than 4.00 to 1.00 and (ii) no Specified Event of Default shall have occurred and be continuing or would result therefrom;

(xviii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(xix) payments in lieu of the issuance of fractional Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, split or combination thereof or any Investment permitted under this Agreement, or connection with any conversion of convertible Indebtedness;

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 6.03;

(xxi) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower, and any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(xxii) mandatory redemptions of Disqualified Equity Interests issued as a Restricted Payment or as consideration for a Permitted Investment; and

(xxiii) any Restricted Payment made in connection with a Permitted Intercompany Activity and a Permitted Tax Restructuring.

(c) For purposes of determining compliance with this Section 6.05, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxiii) of Section 6.05(b) hereof or is entitled to be made pursuant to Section 6.05(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments”, the Borrower shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between such clauses (i) through (xxiii) of Section 6.05(b) hereof and Section 6.05(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this Section 6.05.

(d) The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.13. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 6.05(a) hereof, Section 6.05(b) hereof or pursuant to the definition of “Permitted Investments”. Notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any of its Restricted Subsidiaries shall make any Investment in, Restricted Payment to, or otherwise dispose of any Material Restricted Assets to, any Unrestricted Subsidiary; provided, however, that the Borrower may, and may permit any of its Restricted Subsidiaries to, transfer any Satellite that is a Material Restricted Asset to an SPV Satellite Company to the extent that such transfer is required by applicable regulatory requirements or failure to transfer the Satellite to an SPV Satellite Company would result in material adverse tax consequences to the Borrower and its Restricted Subsidiaries. The Borrower shall not permit any SPV Satellite Company to engage in any activities other than owning and operating a Satellite and activities incidental thereto, or to incur any Indebtedness for borrowed money (other than Indebtedness owing to the Borrower or a Subsidiary Guarantor or the Restricted Subsidiary from which such Satellite was acquired).

(e) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount, and the Fair Market Value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Borrower acting in good faith.

(f) Unrestricted Subsidiaries may use value transferred from the Borrower and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower, any director or indirect parent of the Borrower or any of the Borrower’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests or any director or indirect parent of the Borrower and to Affiliates thereof.

(g) If the Borrower or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Borrower be permitted under the provisions of this Agreement, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the Borrower’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Borrower for any period.

SECTION 6.06 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay Indebtedness owed to the Borrower of any of its Non-Guarantor Subsidiaries;

(ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of their properties or assets to the Borrower or any of its Non-Guarantor Subsidiaries.

(b) The restrictions contained in Section 6.06(a) hereof shall not apply to:

(i) contractual encumbrances, restrictions, prohibitions and limitations in effect on the Effective Date;

(ii) contractual encumbrances, restrictions, prohibitions and limitations arising under or pursuant to (w) the Loan Documents and related Hedging Obligations, (x) the Ex-Im Credit Agreement, the Senior Secured Revolving Credit Documents and the Senior Secured Revolving Credit Facility, the Senior Secured Term Loan Documents and the Senior Secured Term Loan Facility, the Senior Secured Notes Documents and the Senior Secured Notes, and the Senior Unsecured Notes and the Senior Unsecured Notes Documents or (y) the Inmarsat Senior Secured Indebtedness;

(iii) contractual encumbrances, restrictions, prohibitions and limitations arising under or pursuant to any (A) purchase money obligations for property acquired in the ordinary course of business, or arising under or in connection with Indebtedness incurred to finance all or any part of (X) the purchase, lease, construction, installation or improvement of any property, equipment or other assets (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure), (Y) the design, repair or maintenance of any Other Satellite Project (including, without limitation, any satellites or related gateway facilities, earth stations and other ground infrastructure) or (Z) satellite launch or in-orbit insurance premiums or launch services) and (B) Capitalized Lease Obligations;

(iv) any encumbrance, restriction, prohibition or limitation arising under any Requirements of Law;

(v) any agreement, instrument, deed or lease of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any of its Restricted Subsidiaries, or any agreement, instrument, deed or lease that is assumed in connection with the acquisition of assets from a Person (but, in any such case, not created in contemplation thereof), where the applicable encumbrance, restriction, prohibition or limitation set forth in such agreement, instrument, deed or lease is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so acquired or assumed;

(vi) encumbrances, restrictions, prohibitions and limitations contained in any agreements or other contracts for the sale of assets, property or Equity Interests;

(vii) contracts for the sale of assets or the sale of a Subsidiary, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(viii) (a) encumbrances, restrictions, prohibitions and limitations imposed by any documentation governing any Secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.01 hereof and Section 6.02 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness, (b) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien) and (c) encumbrances, restrictions, prohibitions and limitations imposed by any documentation governing (1) other Indebtedness (other than intercompany debt owed to the Borrower or the Restricted Subsidiaries) that do not materially impair the Borrower’s ability to make payments on the Loans, (2) Indebtedness incurred pursuant to Section 6.01(a) and/or Sections 6.01(b)(xi), (xvi) and (xxvi) and (3) any Refinancing Indebtedness incurred to refinance any such Indebtedness referenced in the foregoing clauses (1) and (2);

(ix) restrictions on cash (or Cash Equivalents) or other deposits or restrictions on or net worth imposed by customers, in each case, under contracts entered into in the ordinary course of business;

(x) encumbrances, restrictions, prohibitions and limitations imposed by any documentation governing any other Indebtedness, Disqualified Equity Interests or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Effective Date pursuant to the provisions of Section 6.01 hereof;

(xi) customary provisions in joint venture agreements, stockholders agreements, partnership agreements or other similar agreements or arrangements relating to joint ventures;

(xii) customary provisions contained in leases, sub-leases, licenses, sub-licenses, asset sale agreements or similar agreements (including with respect to intellectual property) and other agreements, instruments, deeds and leases, in each case, (i) entered into in the ordinary course of business or (ii) otherwise permitted under this Agreement so long as such encumbrances, restrictions, prohibitions and limitations relate only to the assets subject thereto;

(xiii) encumbrances, restrictions, prohibitions and limitations created in connection with any Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Receivables Facility;

(xiv) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(xv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of direct or indirect parent companies of the Borrower, the Borrower or any Restricted Subsidiary;

(xvi) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(xvii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xviii) encumbrances, restrictions, prohibitions and limitations arising pursuant to an agreement, instrument, deed or lease (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 6.01) if the applicable encumbrances, restrictions, prohibitions and limitations contained in any such agreement, instrument, deed or lease, taken as a whole (i) are not materially less favorable to the Borrower and its Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement, together with the security documents associated therewith as in effect on the Effective Date (as determined by the Borrower) or (ii) either (A) the Borrower determines at the time of entry into such agreement, instrument, deed or lease that such encumbrances, restrictions, prohibitions and limitations shall not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Loans or (B) v applies only during the continuance of a default relating to such agreement or instrument;

(xix) encumbrances, restrictions, prohibitions and limitations with respect to a Subsidiary Guarantor or Receivables Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement, instrument, deed or lease that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement, instrument, deed or lease was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and the applicable encumbrances, restrictions, prohibitions and limitations do not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xx) encumbrances, restrictions, prohibitions and limitations imposed by any documentation governing any Communications Licenses and other government licenses, authorizations, approvals, orders, consents and permits; and

(xxi) encumbrances, restrictions, prohibitions and limitations imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xx) of this Section 6.06(b); provided that such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Restricted Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(d) The Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the continued legal existence of the Borrower), 5.10, 5.18 or in Article VI;

(e) The Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; provided that any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirement;

(f) The Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event); provided, further, that a default under any financial covenant in such Material Indebtedness shall not constitute an Event of Default unless and until the lenders or holders with respect to such Material Indebtedness have actually declared all such obligations to be immediately due and payable and terminate the commitments in accordance with the agreement governing such Material Indebtedness and such declaration has not been rescinded by the required lenders with respect to such Material Indebtedness on or before such date;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable final judgments for the payment of money in an aggregate amount in excess of the greater of (x) $213,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period as of such date, calculated on a Pro Forma Basis (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower and any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, released, vacated or fully bonded, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) [reserved];

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; or

(n) any Guarantees of the Loan Document Obligations by any Subsidiary Guarantor pursuant to a Subsidiary Guaranty shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time up to two years following the first written notice received by the Administrative Agent and Lenders from the Borrower of such event, which notice states that such event is a Default or Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, in each case, so long as such Event of Default shall be continuing: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable); and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein to the contrary, the failure to comply with the provisions of Section 5.19 will result in a Demand Failure Event and not result in a default or an Event of Default.

ARTICLE VIII

ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless a Specified Event of Default has occurred and is continuing) (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then such resignation shall nevertheless be effective and the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person, remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and

Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to enforce any Guarantee of the Loan Document Obligations, it being understood and agreed that, except as set forth in Section 8.10, all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither any Joint Lead Arrangers nor any person named on the cover page hereof as a Joint Lead Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, interim receiver, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loan Document Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.17), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.17, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Withholding Taxes.

Without limiting the generality of Section 2.16, to the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the

Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Loan Document Obligations.

SECTION 8.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement and (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (a) through (g) of Part I of PTE 84-14.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.13 Recovery of Erroneous Payments.

Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.13 shall be conclusive, absent manifest error.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders, hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, electronic mail address, fax or telephone number, if applicable, for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Refinancing Amendment or Section 2.23 with respect to any Permitted Amendment, in each case following the Bridge Extension Date, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent; provided that, to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent need not consent to such waiver, amendment or other modification but shall instead acknowledge such waiver, amendment or other modification in writing) and the Required Lenders (other than with respect to any waiver, amendment or modification contemplated in the first proviso below) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Net Leverage Ratio” or “Senior Secured Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.12(c), (iii) postpone (x) the Bridge Period or the Bridge Extension Date or (y) the Final Maturity Date or any other scheduled maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal or an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), or the date of any scheduled amortization payment of the principal amount of any Term Loan under the applicable Refinancing Amendment (solely following the Bridge Extension Date), or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any Default or Event of Default shall not constitute an extension of any maturity date, date of any scheduled amortization payment or date for payment of interest or fees), without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section 9.02 (other than clause (e) of this Section 9.02, and any amendments required thereby, which, in each case, may be amended with the consent of the Majority Bridge Arrangers) without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders,” “Majority Bridge Arrangers” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Subsidiary Guaranty (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) subject to clause (e) below, amend or otherwise modify any provision in the Description of Senior Unsecured Exchange Notes that required (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes, without the written consent of each Lender directly and adversely affected thereby, (viii) subordinate the Loan Obligations hereunder to any other Indebtedness without the prior written consent of each Lender affected thereby; provided, that this Section 9.08(b)(viii) shall not apply to (x) any “debtor in-possession” facility (or similar financing under applicable law) or (y) any other Indebtedness so long the opportunity to participate in such Indebtedness is offered ratably to all adversely affected Term Lenders or (ix) amend the provisions of Section 2.17(c); provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing, (A) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (B) guarantees and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, defects, omissions or inconsistencies or to make related modifications to provisions of other Loan Documents, (iii) to cause any guarantee or other document to be consistent with this Agreement and the other Loan Documents, (iv) to give effect to the provisions of Section 2.13(b) with respect to a Benchmark Transition

Event or (v) following the Bridge Extension Date, to integrate any Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents and (C) on the Bridge Extension Date, this Agreement will be amended in accordance with Section 9.21.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, either (i) if no Specified Event of Default exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that, with respect to this clause (ii), (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Non-Consenting Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) the Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents other than as expressly provided in Section 9.04(h).

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) this Agreement and any other Loan Document (including, for the avoidance of doubt, the

Description of Senior Unsecured Exchange Notes) may be amended (or amended and restated) to implement the Securities Demand Provisions set forth in the Fee Letter, including the consequences of a Demand Failure Event and to implement the “Bridge Facility Flex Provisions” in Section 11 Fee Letter (the “Flex Provisions”) with the written consent of solely the Administrative Agent and the Borrower, without the need to obtain the consent of any other Lender and such amendment shall become effective without any further action or the consent of any other party to any Loan Document; provided that, notwithstanding the foregoing or any other provision hereof, if the Borrower shall fail to execute any amendment that the Majority Bridge Arrangers reasonably determine to be necessary to effect the changes contemplated by such Securities Demand Provisions (including, for the avoidance of doubt, the premium contemplated in Section 2.10(i) and any other consequences of a Demand Failure Event and including the Flex Provisions) within five Business Days from the date of delivery to the Borrower of a draft thereof, then the Administrative Agent is and shall be authorized to execute such amendment on behalf of the Borrower and such shall become effective without further consent of or action by any Person and (ii) the waiver, amendment or modification of the provisions set forth in Section 5.19 shall require only the consent of the Borrower, the Administrative Agent and the Majority Bridge Arrangers and not any other Person.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable and documented and invoiced fees, charges and disbursements of one primary counsel (which shall be Cahill Gordon & Reindel LLP for any and all of the foregoing in connection with the transactions contemplated hereby and other matters, including the primary syndication, to occur on or prior to or otherwise in connection with the Effective Date) and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Administrative Agent or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel and one local counsel in each relevant jurisdiction for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the Borrower’s consent in writing (such consent not to be unreasonably withheld or delayed)), in each case for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) [reserved] and (iii) all reasonable and documented and invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders (without duplication) (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one primary counsel and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel and one local counsel in each relevant jurisdiction for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the Borrower’s written consent (such consent not to be unreasonably withheld or delayed), in connection with the enforcement or protection of any rights or remedies (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans).

(b) Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Administrative Agent, each Lender, the Joint Lead Arrangers and each Related Party (other than Excluded Affiliates to the extent acting in their capacities as such) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel and one local counsel in each relevant jurisdiction for the affected Indemnitees similarly situated and (y) the fees and expenses of any other advisor or consultant, to the reasonable and documented and invoiced fees, charges and disbursements of such advisor or consultant, but solely to the extent that such consultant or advisor has been retained with the Borrower’s consent in writing (such consent not to be unreasonably withheld or delayed)), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary to the extent arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto relating to (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated thereby or the syndication of the credit facilities provided for herein, (ii) any Loan or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any Release or threat of Release of Hazardous Materials on, at, to or from any real property or facility owned, leased or operated by the Borrower or any Subsidiary, or any other Environmental Liability of the Borrower or any Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent or the Joint Lead Arrangers, in each case, in their respective capacities) that do not involve an act or omission by the Borrower or any Restricted Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with the Borrower’s prior written consent, the Borrower will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph; provided, further, that (1) the Borrower shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of any of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Lender under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to such Agent or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) [Reserved].

(e) To the extent permitted by applicable law, no party hereto nor any Affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, but in any event including, without limitation, any loss of profits, business or anticipated savings) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(f) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure.

(g) Notwithstanding anything to the contrary in this Agreement, to the extent permitted by applicable law, no party hereto nor any Indemnitee shall assert, and each hereby waives, any claim against any other Person for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.

(h) All amounts due under this Section 9.03 shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (j) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (other than to any Disqualified Lender) (A) in consultation with (but not the consent of) the Borrower; provided that solely during the Bridge Period, so long as no Specified Event of Default or Demand Failure Event has occurred or is continuing, the consent of the Borrower (such consent (except with respect to assignments to competitors (as described in the definition of “Disqualified Lenders”) of the Borrower) not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any assignment that would result in the Effective Date Lenders (together with their respective Affiliates) collectively holding less than 50.1% of the aggregate outstanding principal amount of Initial Term Loans; provided, further that no consent of the Borrower shall be required for an assignment (w) by any Joint Lead Arranger (or its Affiliate) to the extent that an assignment by such Joint Lead Arranger (or such Affiliate) is made in the primary syndication to Eligible Assignees to whom the Borrower has consented or to any other Joint Lead Arranger (or its Affiliate), (x) by a Lender to any Lender, an Affiliate of any Lender or an Approved Fund or (y) if a Specified Event of Default or Demand Failure Event has occurred and is continuing (other than with respect to any assignment to a Disqualified Lender); provided, further, that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.14 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided, further, that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, the Borrower or any of its Subsidiaries. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender; provided, further, that assignments made pursuant to Section 2.18(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.16(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.14, 2.15, 2.16 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, affiliates of the Administrative Agent and any Lender (in each case as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.16(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (iii), (vi) and (vii) of the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the obligations and limitations thereof and Section 2.18, it being understood that any tax forms required by Section 2.16(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any

Commitments, Loans or other obligations under the Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the Loan Documents is in registered form for U.S. federal income tax purposes.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) [Reserved].

(g) Any Lender may, at any time, assign all or a portion of its Term Loans to the Borrower or any of its subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with customary procedures acceptable to the Administrative Agent and/or (y) open market purchases on a non-pro rata basis; provided that (i) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (ii) no Event of Default shall have occurred and be continuing and (iii) each Lender making such assignment to the Borrower or any of its subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Borrower or its subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on the Borrower, any of its subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of the Borrower, its subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against the Borrower, its subsidiaries, the

Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided, further, that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.18(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 8,11 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lenders agree that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff.

If a Specified Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Document Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (other than Excluded Affiliates) and its and their respective directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with requests by regulatory and self-regulatory authorities or disclosures required in the ordinary course by law or regulation, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies; and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (z) is independently developed without the use of other Information. For the purposes hereof, “Information” means all information received from or on behalf of the Borrower, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(A)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 PATRIOT Act.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14 Release of Guarantees.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon (i) the release of such Subsidiary Guarantor as a Subsidiary Guarantor under the Senior Secured Term Loan Documents and the Senior Secured Revolving Credit Documents, other than (1) any such release in connection with the refinancing or repayment in full of the obligations under the Senior Secured Term Loan Documents and the Senior Secured Revolving Credit Documents or (2) if such Subsidiary Guaranty has issued a Guarantee in respect of other Material Indebtedness of the Borrower or any Subsidiary Guarantor and (ii) the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary (including pursuant to a permitted merger, amalgamation or consolidation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary). Upon the Termination Date all obligations under the Loan Documents (other than obligations that survive termination pursuant to the terms thereof) shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to file or register in any office, or to evidence such termination or release, so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) [Reserved].

(c) Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the Administrative Agent be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14.

SECTION 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (B) none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 [Reserved].

SECTION 9.18 Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, following the Bridge Extension Date any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(i) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.21 Provisions Applicable to Extended Term Loans.

(a) Without further notice to or consent of any Lender, the Borrower or the Administrative Agent, on the Bridge Extension Date and without any action by the Administrative Agent, any Loan Party or any Lender, this Agreement shall automatically be amended as follows in order to make the restrictions, requirements, rights and remedies described below that are contained in this Agreement substantially identical to the restrictions, requirements, rights and remedies set forth in the Description of Senior Unsecured Exchange Notes (with mechanical and conforming changes to provisions of this Agreement (including any definitions related to the following provisions)):

(i) the provisions of Section 2.10(c) shall be amended to conform to the provisions set forth in the covenant described under “Repurchase at the Option of Holders—Asset Sales” in the Description of Senior Unsecured Exchange Notes;

(ii) [reserved];

(iii) if a Demand Failure Event has occurred, any provisions applicable to the consequences of a Demand Failure Event shall be included; and

(iv) any consent or notices to the Borrower or its Affiliates in connection with proposed assignments shall also no longer be applicable to the Extended Term Loans (except that no such assignments shall be permitted to Disqualified Lenders).

(b) In furtherance of the foregoing clause (a), notwithstanding anything to the contrary in Article IX, the Administrative Agent will, at the request of the Borrower, enter into such technical amendments to the Loan Documents reasonably necessary to effect the foregoing and no consent from any other party shall be required in connection therewith.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIASAT, INC., as the Borrower

By:	/s/ Shawn Duffy
	Name:	Shawn Duffy
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Bridge Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Anna C. Araya
	Name:	Anna C. Araya
	Title:	Executive Director

[Signature Page to Bridge Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Scott Tolchin
	Name:	Scott Tolchin
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Kristian Rathbone
	Name:	Kristian Rathbone
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

By:	/s/ Ilan Dolgin
	Name:	Ilan Dolgin
	Title:	Authorized Signatory

[Signature Page to Bridge Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Timothy Dilworth
	Name:	Timothy Dilworth
	Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Jim C. Wright
	Name:	Jim C. Wright
	Title:	Vice President

[Signature Page to Bridge Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Ian Grotenhuis
	Name:	Ian Grotenhuis
	Title:	Vice President

[Signature Page to Bridge Credit Agreement]